Exhibit 10(xviii)

ASSET CONTRIBUTION AGREEMENT

among:

NATIONAL DATA CORPORATION,
a Delaware corporation;

and

MEDUNITE INC.,
a Delaware corporation

Dated as of June 1, 2001

10.12	Amendments	62
10.13	Severability	62
10.14	Entire Agreement	63
10.15	Construction	63

The following is a list of omitted exhibits and annexes. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or annex to the Commission upon request.

EXHIBIT LIST

Exhibit B-1:    List of Contributed Assets
Exhibit B-2:    List of Excluded Assets
Exhibit C-1:    List of Assumed Liabilities
Exhibit C-2:    List of Excluded Liabilities
Exhibit D:       Tulsa Physician Groups
Exhibit E:        List of Transactions For Non-compete
Exhibit F-1:     Form of Legal Opinion of Troutman Sanders LLP
Exhibit F-2:     Form of Legal Opinion of Cooley Godward LLP
Exhibit G:       Key Consents
Exhibit H-1:    Transition Services Agreement
Exhibit H-2:    Company Transition Services Agreement
Exhibit H-3:    Statement Processing Services Agreement
Exhibit I-1:      MASS REVS Support Service Agreement
Exhibit I-2:      Tandem Outsourcing Agreement
Exhibit I-3:      Stratus Outsourcing Agreement
Exhibit J-1:      Physician Services Reseller Agreement
Exhibit J-2:      Hospital Marketing Agreement
Exhibit K:        Norcross Sublease
Exhibit L:        Software License Agreement
Exhibit M:       Discovered Contracts

ANNEX LIST

Annex 1        Registration Rights Agreement
Annex 2        Amended and Restated Series A Preferred Stock Purchase Agreement
Annex 3        Stockholders Agreement
Annex 4        Voting Agreement
Annex 5        Amended and Restated Certificate of Incorporation
Annex 6        Form of Promissory Note

ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 1, 2001, by and among: NATIONAL DATA CORPORATION, a Delaware corporation (the “Contributing Stockholder”); and MEDUNITE INC., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Founders have made commitments for capital contributions to the Company in exchange for equity securities of the Company simultaneously with the consummation of the Transactions as part of a plan pursuant to Section 351 of the Code;

WHEREAS, the Contributing Stockholder wishes to contribute and transfer substantially all of its assets constituting the Contributed Business to the Company in exchange for equity securities and a promissory note of the Company simultaneously with the contribution by the Founders and as part of a plan pursuant to Section 351 of the Code;

WHEREAS, concurrently with the consummation of the Transactions, the Company and the Contributing Stockholder will enter into the Statement Processing Services Agreement whereby the Contributing Stockholder will provide to the Company on a transitional basis certain services and support related to the Contributed Business;

WHEREAS, concurrently with the consummation of the Transactions, the Company and the Contributing Stockholder will enter into the Statement Processing Services Agreement whereby the Contributing Stockholder will provide to the Company certain printing services related to the Contributed Business;

WHEREAS, concurrently with the consummation of the Transactions, the Company and the Contributing Stockholder will enter into the Marketing Agreements whereby the Contributing Stockholder and the Company will enter into certain marketing arrangements as set forth therein; and

WHEREAS, concurrently with the consummation of the Transactions the Company and the Contributing Stockholder will enter into the Outsourcing Agreements whereby the parties will outsource to each other the use of certain assets and/or services.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.     CONTRIBUTION OF ASSETS; RELATED TRANSACTIONS.

1.1     Contribution of Assets.

(a)  The Contributing Stockholder shall cause to be contributed, assigned, transferred, conveyed and delivered to the Company, and the Company shall accept and assume from the Contributing Stockholder, at the Closing (as defined in Section 1.4(a) below), good and valid title to the Contributed Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Contributed Assets” shall mean and consist of the assets listed on Exhibit B-1 hereto.

(b)  Notwithstanding anything herein to the contrary, all assets of the Contributing Stockholder not specifically identified on Exhibit B-1 as a Contributed Asset (the “Excluded Assets”) shall not be contributed or transferred hereunder, shall be excluded from the definition of Contributed Assets and shall remain the property of the Contributing Stockholder. Without limiting the generality of the foregoing, Excluded Assets includes the assets listed on Exhibit B-2.

1.2     Equity Securities and Promissory Note.

(a)  As consideration for the contribution of the Contributed Assets to the Company:

(i)  at the Closing, the Company shall issue to the Contributing Stockholder the Equity Consideration and the Promissory Note; and

(ii)  at the Closing, the Company shall assume the Assumed Liabilities by delivering to the Contributing Stockholder an Assumption Agreement and other documents as may (in the reasonable judgment of the Contributing Stockholder or its counsel) be necessary or appropriate to evidence the same (the “Assumption Agreement”).

(b)  For purposes of this Agreement “Assumed Liabilities” shall mean only the Liabilities of the Contributing Stockholder specifically listed on Exhibit C-1.

(i)  Notwithstanding the foregoing, and notwithstanding anything in this Agreement to the contrary, the Assumed Liabilities shall not include, the Company shall not be required to assume or to perform or discharge, and the Contributing Stockholder shall be solely responsible to pay, perform and discharge all Liabilities not specifically listed on Exhibit C-1, as well as the specific Liabilities listed on Exhibit C-2 (collectively, the “Excluded Liabilities”).

1.3     Sales Taxes.    The Company shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the transfers of the Contributed Assets to the Company.

1.4     Closing.

(a)  The closing of the sale of the Contributed Assets to the Company (the “Closing”) shall take place at the offices of Cooley Godward LLP in San Diego, California, at 10:00 a.m. on the fifth business day after the last of the conditions set forth in Section 6 and Section 7 has been satisfied or waived or such other date, time or place as mutually agreed between the Contributing Stockholder and the Company. For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing actually takes place, and “Effective Time” shall mean the close of business on the Closing Date.

(b)  At the Closing:

(i)  the Contributing Stockholder shall execute and deliver to the Company such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Company or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Company good and valid title to the Contributed Assets free and clear of any Encumbrances, other than Permitted Encumbrances;

(ii)  the Company shall issue a certificate or certificates evidencing the Equity Consideration as contemplated by Section 1.2(a)(i);

(iii)  the Company shall execute and deliver to the Contributing Stockholder the Assumption Agreement; and

(iv)  the Company shall issue and deliver to the Contributing Stockholder the Promissory Note.

1.5     Substitute Arrangements.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute an agreement to transfer, assign or permit the use of any Contributed Asset if an attempted transfer, assignment or permitted use thereof, without the consent of any Person or Governmental Body, would constitute a breach thereof or in any way adversely affect the rights of the Company thereunder. The Contributing Stockholder will use its reasonable efforts to obtain any Consents or waivers required to assign to the Company all rights, benefits and interests under each Contributed Asset that requires the Consent of any Person or Governmental Body, without any conditions to such transfer or changes or modifications of terms thereunder, in a manner to permit the Contributed Business to be conducted as currently conducted following the Closing. If any such necessary Consent has not been obtained by the Closing, or if an attempted assignment thereof would otherwise be ineffective so that the Company would not receive the benefit of all of the Contributing Stockholder’s rights thereunder, the Company shall be entitled to the remedies set forth in Section 9.7 and Section 9.8, as applicable.

2.     REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING STOCKHOLDER.

The Contributing Stockholder represents and warrants to and for the benefit of the Company Indemnitees that each of the following representations and warranties is true and correct except as expressly set forth otherwise in a correspondingly numbered or cross-referenced part of the Contributing Stockholder Disclosure Schedule:

2.1     Due Organization.    The Contributing Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Contributing Stockholder is qualified, authorized, registered or licensed to do business as a foreign corporation in each jurisdiction where the conduct of the Contributed Business requires it except where the failure to do so would not (A) give rise to any Liabilities other than Excluded Liabilities or (B) materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements.

2.2     Authority; Binding Nature of Agreements.     The Contributing Stockholder has the requisite corporate power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is a party; and the execution, delivery and performance by the Contributing Stockholder of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of the Contributing Stockholder and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Contributing Stockholder, enforceable against the Contributing Stockholder in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Contributing Stockholder is a party will constitute the legal, valid and binding obligation of the Contributing Stockholder, enforceable against the Contributing Stockholder in accordance with its terms.

2.3     Non-Contravention; Consents.

(a)  Neither the execution and delivery by the Contributing Stockholder of any of the Transactional Agreements, nor the consummation or performance by the Contributing Stockholder of any of the Transactions, will (with or without notice or lapse of time):

(i)  result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement (other than Governmental Authorizations) or any Order to which the Contributed Assets or any other assets of the Contributing Stockholder required for the performance of its obligations under the Transaction Documents are subject;

(ii)  result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Contributed Assets;

(iii)  result in a violation or breach of, or result in a default under, or give any Person the right to exercise any remedy under, any provision of any Contributing Stockholder Contract except to the extent it would not (A) give rise to any Liabilities other than

Excluded Liabilities or (B) materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements

(iv)  accelerate the maturity or performance of, or cancel, terminate or modify, any Contributing Stockholder Contract except to the extent it would not (A) give rise to any Liabilities other than Excluded Liabilities, or (B) materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements, or

(v)  result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Contributed Assets.

(b)  No filing with or notice to, or Consent from, any Person is or will be required in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions. No vote or other approval by the stockholders of the Contributing Stockholder is or will be required in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.4     Financial Statements.    Part 2.4 of the Contributing Stockholder Disclosure Schedule includes the following pro forma financial statements of the Contributed Business (collectively, the “Contributed Business Pro Forma Financial Statements”): the unaudited balance sheet of the Contributed Business as of March 31, 2001, and the related statement of operations for the ten month period ended March 31, 2001. The Contributed Business Pro Forma Financial Statements are derived from the financial statements of the Contributing Stockholder which are accurate and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied. The Contributed Business Pro Forma Financial Statements present fairly in all material respects the financial position of the Contributed Business as of the respective dates thereof and the results of operations of the Contributed Business for the periods covered thereby.

2.5     Absence Of Changes.    Since March 31, 2001:

(a)  there has not been any material adverse change in the business, condition, assets, liabilities, operations, financial performance or operating income of the Contributed Business;

(b)  there has not been any material loss, damage or destruction to any of the material assets used in the Contributed Business (whether or not covered by insurance);

(c)  the Contributing Stockholder has not sold or otherwise transferred, or leased or licensed, any material portion of the assets used in the Contributed Business to any other Person, except for inventory sold and non-exclusive licenses to software granted, in each case in the Ordinary Course of Business;

(d)  the Contributing Stockholder has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness included in the Contributed Assets, except for write-offs in the Ordinary Course of Business;

(e)  the Contributing Stockholder has not incurred any Liability which is an Assumed Liability, except in the Ordinary Course of Business;

(f)  the Contributing Stockholder has not forgiven any debt or otherwise released or waived any right or claim related to the Contributed Business, except for rights or claims not exceeding $50,000 in the aggregate in the Ordinary Course of Business;

(g)  the Contributing Stockholder has not changed any of its methods of accounting or accounting practices (other than the Transactions) as related to the Contributed Business;

(h)  the Contributing Stockholder has not entered into any transaction or taken any other action outside the Ordinary Course of Business as related to the Contributed Business (other than the Transactions); and

(i)  the Contributing Stockholder has not agreed, committed or irrevocably offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(h)” above.

2.6     Title To Assets; Sufficiency of Assets.

(a)  The Contributing Stockholder has good title to, or in the case of leased property has valid leasehold interest in, all of the Contributed Assets (whether real or personal, tangible or intangible). Exhibit B-2 identifies as such each asset of the Contributing Stockholder which is currently shared or commonly used between the Contributed Business and any other Affiliate, division or line of business of the Contributing Stockholder. None of the Contributed Assets is subject to any Encumbrances (including tax-related Encumbrances) other than Permitted Encumbrances.

(b)  At the Effective Time, the Contributing Stockholder will transfer to the Company good and valid title to all owned Contributed Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. The Contributing Stockholder has validly and effectively obtained the right and license to use, copy, modify, and distribute any third-party programming and materials contained in the owned Contributed Business Proprietary Assets included in the Contributed Assets, and such owned Contributed Business Proprietary Assets included in the Contributed Assets do not contain any programming or materials, or derivative works of any programming or materials, in which any third party has a superior ownership, including any right or license.

(c)  The Contributed Assets and the assets listed on Exhibit B-2 constitute all the assets, properties, rights and goodwill necessary to carry on the Contributed Business as conducted on the date of this Agreement and as of the Effective Time.

(d)  As of the Effective Time, neither the Contributing Stockholder nor any Related Party nor any Affiliate of the Contributing Stockholder will have custody or possession of any asset, property or right included in the Contributed Assets.

(e)  Neither the Contributing Stockholder nor any of its Affiliates has any agreement, absolute or contingent, written or oral, with any other Person (i) to effect any Acquisition Transaction or (ii) to sell or otherwise transfer any of the Contributed Assets (other than inventory in the Ordinary Course of Business) or any line of business or material asset required for the performance of the Contributing Stockholder’s obligations under the Transactional Agreements except for sales or transfers which are, individually or in the aggregate, immaterial to the Contributed Business.

(f)  All material tangible Contributed Assets which are owned, leased or used by the Contributing Stockholder are in good operating condition and repair in all material respects, subject to normal wear and tear.

2.7     Revenue Recognition; Cost of Regulatory Compliance.

(a)  Part 2.7 of the Contributing Stockholder Disclosure Schedule lists the Contributed Business Contracts to be included in the Contributed Assets pursuant to which the Contributing Stockholder has received payments related to deferred income or pre-billing for future services in excess of $50,000 in the aggregate to the extent such revenues or such other payments are related to Contract obligations to be fully or partially performed after the Effective Time under the applicable Contributed Business Contract to be included in the Contributed Assets.

(b)  The aggregate cost of rendering the Contributed Business compliant with the requirements of HIPAA applicable to the operations of the Contributed Business as set forth in the HIPAA Report, dated March 2, 2001 previously provided to the Company (the “Report”) is based on the Contributing Stockholder’s good faith estimate, which is consistent with the methodology used by the Contributing Stockholder for calculating its HIPAA compliance costs as presented to the Contributing Stockholder’s Board of Directors in connection with its operating budget for the fiscal year ended May 31, 2002.

2.8     Receivables.     Exhibit B-1 and Exhibit B-2 contain accurate summaries of the breakdown and aging of all accounts receivable, notes receivable, other receivables, prepaid expenses and other current assets of the Contributing Stockholder related to the Contributed Business as of the date of this Agreement. The Contributing Stockholder has delivered to the Company complete and accurate information (either on computer/compact disk or hard copy format) of all such accounts receivable that are summarized in Exhibits B-1 and Exhibit B-2. All such accounts receivable to be included in the Contributed Assets represent valid obligations of customers of the Contributing Stockholder (without any right of counterclaim or setoff) arising from bona fide transactions entered into in the Ordinary Course of Business. Part 2.8 of the Contributing Stockholder Disclosure Schedule identifies all unreturned security deposits and other deposits related to the Contributed Assets and made by, or held by any Person for the benefit of, the Contributing Stockholder.

2.9     Customers; Distributors.    Part 2.9 of the Contributing Stockholder Disclosure Schedule identifies each customer or other Person, including Vendors and Payors, that (together with such customer’s or other Person’s Affiliates) accounted for (i) more than $500,000 of the gross revenues of the Contributed Business in fiscal 2000 or fiscal 1999, or (ii) more than $500,000 of the gross revenues of the Contributed Business in fiscal 2001 on an annualized basis. The Contributing Stockholder has not received any written notice or, to its Knowledge, other communication (in writing or otherwise), indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Contributing Stockholder Disclosure Schedule intends to cease dealing with the Contributing Stockholder or intends to materially reduce the volume of business transacted by such Person with the Contributing Stockholder below historical levels. The Contributing Stockholder has not received any written notice or, to its Knowledge, other communication (in writing or otherwise), indicating that any distributor of any of the Contributing Stockholder’s products related to the Contributed Business intends to cease acting as a distributor of such products or otherwise dealing with the Contributing Stockholder.

2.10     Inventory.    Exhibit B-1 and Exhibit B-2 contain a breakdown of all inventory (including raw materials, work in process and finished goods) of the Contributing Stockholder related to the Contributed Business as of the date of this Agreement. All of such inventory included in the Contributed Assets is of such quality as to be usable and saleable by the Contributing Stockholder in the Ordinary Course of Business.

2.11     Equipment, Etc.    Exhibit B-1 and Exhibit B-2 identify all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets used in or necessary for the conduct of the Contributed Business. The Continuing Stockholder has delivered to the Company prior to the date of this Agreement a schedule which accurately sets forth either by specific asset or by group of assets the Contributing Stockholder’s tax basis as of April 30, 2001 after depreciation, date of acquisition by the Contributing Stockholder, and to the extent reasonably available to the Contributing Stockholder, the Contributing Stockholder’s original cost and book value of each such asset or group of assets included in the Contributed Assets; it being understood that such schedule shall be deemed part of the Contributing Stockholder Disclosure Schedule. In a letter supplement, which shall be deemed part of the Contributing Stockholder Disclosure Schedule Update, and which will be delivered to the Company no later than 15 business days after the Closing Date, the Contributing Stockholder will provide to the Company the information required by the preceding sentence updated and accurate as of the Closing Date. Exhibit B-1 and Exhibit B-2 also accurately identify all tangible assets leased to the Contributing Stockholder and used in or necessary for the conduct of the Contributed Business and includes each lease for tangible Contributed Assets leased to the Contributing Stockholder.

2.12     Real Property.    There is no real property or any interest in real property which is used or utilized by the Contributing Stockholder in connection with the Contributed Business, except for the leaseholds created under the real property leases listed in Exhibit B-1 and except for real property used by general and administrative employees, other than Business Employees. The Contributing Stockholder enjoys peaceful and undisturbed possession of the leaseholds created under the real property leases included in the Contributed Assets.

2.13     Proprietary Assets.

(a)  Exhibit B-1 and Exhibit B-2 identify and provide a brief description of all registered Patents, registered Copyrights, registered Trademarks, trade names and owned software used in, or necessary for the conduct of, the Contributed Business. Exhibit B-1 and Exhibit B-2 list each Proprietary Asset used in or necessary for the conduct of the Contributed Business that is owned by any other Person and that is licensed to or used by the Contributing Stockholder and its Affiliates in the conduct of the Contributed Business, including a separate list of all third-party commercially available software identifying the number of copies used in the Contributed Business and the number of copies licensed to the Contributing Stockholder (except for any Proprietary Asset that is licensed to the Contributing Stockholder under any third-party software license that (1) is generally available to the public, (2) imposes no future monetary obligation on the Contributing Stockholder and (3) is assignable to the Company without any Liability to the Company and is a Contributed Asset) and lists the license agreement or other Contracts under which such licensed Contributed Business Proprietary Asset is being licensed to or used by the Contributing Stockholder. The Contributing Stockholder has good and valid title to all of the owned Contributed Business Proprietary Assets included in the Contributed Assets or licensed to the Company pursuant to the Software License Agreement, free of any Encumbrances, other than Permitted Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all such owned Contributed Business Proprietary Assets included in the Contributed Assets or licensed to the Company pursuant to the Software License Agreement. The Contributing Stockholder is not obligated to make any future payment to any Person for the use or other exploitation of any Contributed Business Proprietary Asset included in the Contributed Assets except in accordance with the terms of applicable license agreements listed on Exhibit B-1. The Contributing Stockholder has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit each of the licensed Contributed Business Proprietary Assets included in the Contributed Assets or licensed to the Company pursuant to the Software License Agreement subject to the terms of the applicable license agreements listed on Exhibit B-1.

(b)  The Contributing Stockholder has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Contributed Business Proprietary Assets (except Contributed Business Proprietary Assets whose value would be unimpaired by public disclosure). The Contributing Stockholder has not delivered or permitted to be delivered to any Person any source code of any Contributed Business Proprietary Asset included in the Contributed Assets, and no Person (other than the Contributing Stockholder) has any rights with respect to, the source code, or any portion or aspect of the source code, of any Contributed Business Proprietary Asset included in the Contributed Assets.

(c)  All Patents, Trademarks and Copyrights included in the Contributed Assets that are registered with any Governmental Body and held by the Contributing Stockholder for use in connection with the Contributed Business are valid and subsisting. To the Knowledge of the Contributing Stockholder, none of the Contributed Business Proprietary Assets included in the Contributed Assets or licensed to the Company pursuant to the Software License Agreement infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Contributing Stockholder is not in the conduct of the Contributed Business infringing, misappropriating or making any unlawful use of, and the Contributing Stockholder has not in the conduct of the Contributed Business infringed, misappropriated or made any unlawful use of, or within the last twenty four months received any written notice or, to its Knowledge, other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use in the conduct of the Contributed Business of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Contributing Stockholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Contributed Business Proprietary Asset included in the Contributed Assets.

(d)  Part 2.13(d) of the Contributing Stockholder Disclosure Schedule lists each Contributed Business Proprietary Asset included in the Contributed Assets which has been licensed to any Person, other than licenses to healthcare providers, value-added resellers and distributors in the Ordinary Course of Business. The Contributing Stockholder has not entered into any covenant not to compete or Contract with respect to any of the Contributed Business Proprietary Assets included in the Contributed Assets limiting its ability to transact the Contributed Business in any market or geographical area in the United States or with any Person. The Contributing Stockholder has, and the Company will acquire at the Closing, the right to use the Restricted Names and, to the extent the Contributing Stockholder has rights therein, any variations thereof.

(e)  The Contributing Stockholder has not entered into and is not bound by any Contract under which any Person has the right to distribute or license any Contributed Business Proprietary Asset other than non-exclusive marketing rights granted to value added resellers in the Ordinary Course of Business. The Contributing Stockholder has not caused, and to its Knowledge no other Person has caused, any event, circumstance or condition, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Contributed Business Proprietary Asset included in the Contributed Assets.

(f)  To the Contributing Stockholder’s Knowledge, no employee or consultant who has contributed to the creation or development of the Contributed Business Proprietary Assets has any valid and enforceable legal rights in the Contributed Business Proprietary Assets that would prevent the Contributing Stockholder from transferring the Contributed Assets to the Company.

2.14     Contracts.

(a)  Exhibit B-1 and Exhibit B-2 list each Contributing Stockholder Contract used or necessary for the conduct of the Contributed Business, except for Contributing Stockholder Contracts with Physicians, of which there are approximately 18,000 Contracts included in the Contributed Assets as of April 30, 2001. The Contributing Stockholder has delivered or made available to the Company accurate and complete copies of all Contributed Business Contracts included in the Contributed Assets, including all amendments thereto, except for Contributed Business Contracts with physicians and other healthcare providers to the extent the accurate standard forms of such Contracts are attached to the Contributing Stockholder Disclosure Schedule. Each Contributed Business Contract is valid and in full force and effect and is enforceable in accordance with its terms against the Contributing Stockholder, and, to its Knowledge, against the counterparty thereto.

(b)  The Contributing Stockholder has not, and to the Contributing Stockholder’s Knowledge, no other Person has, violated or breached, or declared or committed any default under, any Contributed Business Contract except for any violation, breach or default that (A) would not give rise to any Liabilities other than Excluded Liabilities or (B) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements. The Contributing Stockholder has not caused, and to its Knowledge, no other Person has caused (excluding the consummation of the transactions contemplated hereby), any event, circumstance or condition, that would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contributed Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any Contributed Business Contract, (C) give any Person the right to accelerate the maturity or performance of any Contributed Business Contract, or (D) give any Person the right to cancel, terminate or modify any Contributed Business Contract except in each case to the extent that any such event (A) would not give rise to any Liabilities other than Excluded Liabilities or (B) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements. The Contributing Stockholder has not received any written notice or, to its Knowledge, other communication (in writing or otherwise) regarding any actual or alleged violation or breach of, or default under, any Contributed Business Contract and has not waived any material right under any Contributed Business Contract included in the Contributed Assets.

(c)  The Contributed Assets are not pledged to secure the performance or payment of any obligation or other Liability of any Person.

(d)  No Person is renegotiating, or has given written notice, or to the Contributing Stockholder’s Knowledge, any oral notice of an intention to negotiate any amount paid or payable to the Contributing Stockholder under any material Contributed Business Contract or any other term or provision of any material Contributed Business Contract, in each case to the extent included in the Contributed Assets.

(e)  As of the date of this Agreement, the Contributing Stockholder has no Knowledge of any basis upon which any party to any Contributed Business Contract included in the Contributed Assets would object to (i) the assignment to the Company of any right under any Contributed Business Contract included in the Contributed Assets, or (ii) the delegation to or performance by the Company of any obligation under such Contract.

(f)  As of the Effective Time and except as contemplated by any Transactional Agreement, the Company shall not have any Liability or obligation under any Contributed Business Contract included in the Contributed Assets to process any claims or other transactions for the existing hospital or pharmacy connectivity businesses of the Contributing Stockholder.

2.15     Liabilities.    The Contributing Stockholder has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, which was not dismissed, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that would materially and adversely affect its ability to comply with or perform any of its obligations under any of the Transactional Agreements.

2.16     Compliance with Legal Requirements.    The Contributing Stockholder is not in violation of any Legal Requirement that is applicable to it or to the conduct of the Contributed Business or the ownership or use of any of its assets used in the conduct of the Contributed Business, except to the extent any such noncompliance (A) would not give rise to any Liabilities other than Excluded Liabilities or (B) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements. The Contributing Stockholder has not received, at any time during the last twelve months, any written notice or, to its Knowledge, other communication (in writing or otherwise) from any Governmental Body or any other Person alleging a violation of, or failure to comply with, any Legal Requirement, or alleging any obligation on the part of the Contributing Stockholder to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature in each instance to the extent related to the Contributed Business. To the Knowledge of the Contributing Stockholder, no Governmental Body has proposed any Legal Requirement (other than HIPAA) that, if adopted or otherwise put into effect, (i) would have a material and adverse effect on the Contributed Business or of the Contributing Stockholder to the extent materially and adversely affecting its ability to perform any obligation under any of the Transactional Agreements, or (ii) would have the effect of preventing, delaying or making illegal any of the Transactions.

2.17     Governmental Authorizations.    Exhibit B-1 and Exhibit B-2 identify: (a) each Governmental Authorization that is held by the Contributing Stockholder and is necessary for the conduct of, the Contributed Business; and (b) each other Governmental Authorization that, to the Knowledge of the Contributing Stockholder, is held by any employee of the Contributing Stockholder and is necessary for the conduct of, the Contributed Business. The Contributing Stockholder has delivered to the Company accurate and complete copies of all of the Governmental Authorizations included in the Contributed Assets and each such Governmental Authorization is valid and in full force and effect. The Governmental Authorizations identified in Exhibit B-1 and Exhibit B-2 constitute all of the Governmental Authorizations necessary (i) to enable the Contributing Stockholder to conduct the Contributed Business in the manner in which such business is currently being conducted, and (ii) to permit the Contributing Stockholder to own and use the assets related to the Contributed Business in the manner in which they are currently owned or used. The Contributing Stockholder is not in violation of any Governmental Authorization identified or required to be identified in the Contributing Stockholder Disclosure Schedule, except to the extent any such noncompliance (A) would not give rise to any Liabilities other than Excluded Liabilities, (B) would not adversely affect the ability of the Company to obtain a replacement governmental authorization or to operate the Contributed Business under existing Governmental Authorizations, or (C) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional

Agreements. The Contributing Stockholder has not received at any time during the last twelve months any written notice or, to its Knowledge, other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in the Contributing Stockholder Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.18     Tax Matters.

(a)  Each Tax related to the Contributed Business required to have been paid by the Contributing Stockholder prior to the date hereof has been duly paid in full on a timely basis, and each Tax related to the Contributed Business required to be paid by the Contributing Stockholder prior to the Effective Time will be paid in full prior to the Effective Time. Any Tax related to the Contributed Business required to have been withheld or collected by the Contributing Stockholder prior to the date hereof has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. Any Tax related to the Contributed Business required to have been withheld or collected by the Contributing Stockholder prior to the Effective Time will be withheld and collected prior to the Effective Time; and (to the extent required) each such Tax will be paid to the appropriate Governmental Body.

(b)  No claim or other Proceeding is pending or, to the Contributing Stockholder’s Knowledge, has been threatened against or with respect to the Contributing Stockholder in respect of any Tax related to the Contributed Business. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) related to the Contributed Business with respect to any notice of deficiency or similar document received by the Contributing Stockholder. The Contributing Stockholder has not entered into or become bound by any agreement or Consent pursuant to Section 341(f) of the Code with respect to the Contributed Business.

(c)  There is no agreement, plan, arrangement or other Contract covering any Business Employee that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

2.19     Employee and Labor Matters.

(a)  No later than 15 calendar days after the date of this Agreement, the Contributing Stockholder shall deliver to the Company accurate information with respect to the following items, with respect to each employee whose services are utilized or necessary for the conduct of the Contributed Business (including any employee who is on a leave of absence or on layoff status) (such individuals, collectively, “Business Employees”): (i) the name and title of such employee; (ii) the aggregate dollar amounts of the cash compensation (including wages, salary, commissions, director’s fees and bonuses received by such employee from the Contributing Stockholder with respect to services performed in fiscal 2001; (iii) such employee’s annualized compensation as of the date of this Agreement; (iv) the number of hours of personal days and sick-time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof; and (v) the number of hours of vacation time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof; it being expressly understood that for all purposes of this Agreement all such information shall be deemed to be included in Part 2.19 of the Contributing Stockholder Disclosure Schedule.

(b)  The Contributing Stockholder is not a party to or bound by any union contract, collective bargaining agreement or similar Contract which covers any of the Business Employees. Mr. Robert Strickland is the only Business Employee with an employment Contract with the Contributing Stockholder.

(c)  The employment of the Business Employees (other than Mr. Strickland) is terminable by the Contributing Stockholder at will and no Business Employee is entitled to severance pay or other benefits following termination or resignation, except as (A) otherwise provided by applicable Legal Requirements or (B) would not give rise to any Liability other than an Excluded Liability. The Contributing Stockholder has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Business Employees. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Contributing Stockholder to any Business Employee or any current or former consultant to Contributing Stockholder, in each case only to the extent any such payment or increased payment will give rise to any Liabilities other than Excluded Liabilities. The Contributing Stockholder Disclosure Schedule provides a list as of April 30, 2001 of temporary workers (other than temporary workers used for regular holidays and vacations of Business Employees) used from outside labor agencies by the Contributed Business and open positions related to the Contributed Business.

(d)  To the actual knowledge of the individuals identified to have Knowledge with respect to the Contributing Stockholder: (i) no Business Employee intends to terminate his employment; (ii) no Business Employee has received an offer to join a business that is a Restricted Business; (iii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Contributing Stockholder) that would have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Contributing Stockholder; and (iv) no Business Employee has received an offer to transfer to the Contributing Stockholder’s other businesses, Subsidiaries or Affiliates.

(e)  The Contributing Stockholder has not engaged in any unfair labor practice of any nature with respect to the Contributed Business or the Business Employees to the extent any such practices will give rise to any Liabilities other than Excluded Liabilities. In the previous three years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Contributed Business or any of the Business Employees, and, to the Contributing Stockholder’s Knowledge, no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Contributing Stockholder, no officer, employee or consultant of the Contributing Stockholder is obligated under any Contract or subject to any Order or Legal Requirement that would materially and adversely affect the Contributed Business as currently conducted.

(f)  Part 2.19 of the Contributing Stockholder Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom the Contributing Stockholder has made payments exceeding $100,000 in the aggregate for any of the last two fiscal years or during the current fiscal year on an annualized basis in connection with the Contributed Business. The Contributing Stockholder does not have any leased employees related to the Contributed Business with continuous service of twelve calendar months or more.

(g)  Assuming the performance of the Company’s obligations pursuant to Section 5.7(b), the transactions contemplated by this Agreement will not give rise to any Liability under the Worker Adjustment Retraining and Notification Act (the “WARN Act”) (29 USC§§2101, et seq.) or any similar state law or statute relating to employment termination in connection with a mass layoff, plant closing or similar event.

(h)  In the last thirty-six months, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by or against any Business Employee, and, to the Knowledge of the Contributing Stockholder, there are no facts or circumstances that would give rise to such complaint or claim.

(i)  Part 2.19(i) of the Contributing Stockholder Disclosure Schedule sets forth the individual severance benefits of each Business Employee who will be providing transition services to the Contributing Stockholder related to customer service for Lytec and/or Medisoft customers of the Contributing Stockholder pursuant to the Company Transition Services Agreement (such Business Employees, “Transition Business Employees”).

2.20     Benefit Plans; ERISA.

(a)  Part 2.20 of the Contributing Stockholder Disclosure Schedule contains an accurate and complete list of all Employee Benefit Plans contributed to, maintained or sponsored by the Contributing Stockholder, which cover the Business Employees. With respect to each Employee Benefit Plan required to be identified in Part 2.20 of the Contributing Stockholder Disclosure Schedule, the Contributing Stockholder has provided the Company with or made available to the Company true, complete, and correct copies, to the extent applicable, of all material documents pursuant to which the Employee Benefit Plans are maintained, funded and administered. With respect to any Employee Benefit Plan identified on Part 2.20 of the Contributing Stockholder Disclosure Schedule that includes a cash or deferred arrangement under Section 401(k) of the Code: (i) each such Employee Benefit Plan is being and has at all times been operated and administered in compliance with the provisions thereof and in compliance with all applicable reporting, disclosure and other requirements of ERISA and the

Code and all other applicable Legal Requirements; (ii) each such Employee Benefit Plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code; and (iii) no condition or circumstance exists, and no event has occurred or might reasonably be expected to occur as a result of transactions contemplated by this Agreement or otherwise, that could reasonably be expected to give rise directly or indirectly (with or without notice or lapse of time) to any Liability to any Person (other than routine claims for benefits), the Internal Revenue Service or any other Governmental Body.

(b)  The transactions contemplated by this Agreement will not result in any additional payments to, or increase the vested interest of, any Business Employee or their dependents under any Employee Benefit Plan. All salaries and bonuses, deferred compensation and any other payments pursuant to any Employee Benefit Plan that are due and payable as of the Effective Time have been paid by the Contributing Stockholder, and all year-end and/or merit bonuses to Business Employees with respect to performance for the fiscal year ended May 31, 2001 have been paid by the Contributing Stockholder as of the Effective Time. Each Employee Benefit Plan has been established, maintained and administered in substantial compliance with its terms and all related documents or agreements, and in substantial compliance with applicable provisions of ERISA, the Code, and other applicable Legal Requirements, except to the extent that any such noncompliance would not give rise to any Liabilities other than Excluded Liabilities.

(c)  With respect to each Contributing Stockholder Employee Benefit Plans that is an “employee pension benefit plan” as defined under Section 3(2) of ERISA and is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code no Liability (other than premiums to the Pension Benefit Guarantee Corporation (“PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by the Contributing Stockholder or any ERISA Affiliate of the Contributing Stockholder. Part 2.20 of the Contributing Stockholder Disclosure Schedule lists each Business Employee who is entitled to receive pension benefits pursuant to each Contributing Stockholder Employee Benefit Plans referred to in the preceding sentence of this Section 2.20(c).

(d)  With respect to any “group health plan” (as defined in Section 5000(b)(1) of the Code) listed on Part 2.20 of the Contributing Stockholder Disclosure Schedule, following the Closing Date the Contributing Stockholder shall continue to maintain and sponsor a group health plan and the Contributing Stockholder shall be solely responsible for continuation coverage pursuant to Section 4980B of the Code (“COBRA”) for any covered Business Employee and associated qualified beneficiaries who incurs a qualifying event (as described in Section 4980B(f)(3) of the Code) on or before the Closing Date and who elects COBRA continuation coverage pursuant to Section 4980B(f)(5) of the Code.

(e)  The Company shall not be liable or otherwise responsible to any extent for any accrued or unaccrued Liability (including, but not limited to, any underfunding, withdrawal liability, penalties, excise taxes, penalties, judgments, or other obligations) whether currently existing or accrued or otherwise discovered or accrued in the future, with respect to any Employee Benefit Plan maintained, sponsored or otherwise contributed to by Contributing

Stockholder or any ERISA Affiliate of Contributing Stockholder (collectively referred to as “Employee Benefit Plan Liabilities”).

2.21     Environmental Matters.

(a)  The Contributing Stockholder is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to the Norcross Property. The Contributing Stockholder has, and to its Knowledge, all other Persons have, complied with all applicable Environmental Laws at or with respect to the Norcross Property and the Other Properties.

(b)  The Contributing Stockholder has not received any written notice or, to its Knowledge, other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or alleged, Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material with respect to the Contributed Business or with respect to the Norcross Property or the Other Properties. No Person has commenced or, to the Contributing Stockholder’s Knowledge, threatened to commence any contribution action or other Proceeding against the Contributing Stockholder with respect to the Norcross Property or the Other Properties in connection with any such actual or alleged Liability. No event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Contributing Stockholder becoming subject to, any Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material with respect to the Norcross Property. The Contributing Stockholder has not caused and, to the Contributing Stockholder’s Knowledge, no other Person has caused any event, condition or circumstance, that may directly or indirectly give rise to, or result in the Contributing Stockholder becoming subject to, any Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material with respect to the Other Properties.

(c)  The Contributing Stockholder has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material in connection with the Contributed Business or in connection with the Norcross Property or the Other Properties. The Contributing Stockholder has not permitted any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of: (i) on or beneath the surface of the Norcross Property or the Other Properties; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to the Norcross Property or the Other Properties; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of the Norcross Property or the Other Properties.

2.22     Sale of Products.    Each product of the Contributed Business that has been sold or licensed by the Contributing Stockholder to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty and with all applicable Legal Requirements except as (A) would not give rise to any Liabilities other than Excluded Liabilities or (B) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements; and (ii) was free of any design defects, construction defects, programming defects or other defects or deficiencies at the time of sale or license, except for immaterial defects and deficiencies, and except in the case of software programming bugs consistent with industry standards that do not render the software program unusable for its intended purpose. No product of the Contributed Business manufactured or sold by the Contributing Stockholder has been the subject of any recall or other similar action.

2.23     Performance of Services.    All services that have been performed on behalf of the Contributing Stockholder in connection with the Contributed Business were, in all material respects, performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, except to the extent any failure to do so would give rise to any Liabilities other than Excluded Liabilities. There is no Proceeding pending or, to the Knowledge of the Contributing Stockholder, being threatened against the Contributing Stockholder relating to any services performed by the Contributing Stockholder in connection with the Contributed Business, and, to the Knowledge of the Contributing Stockholder, there is no basis for the assertion of any such claim which would give rise to any Liabilities other than Excluded Liabilities.

2.24     Insurance.

The Contributing Stockholder maintains insurance policies with respect to the Contributed Business in such amounts and for such uses as the Contributing Stockholder reasonably has determined to be prudent in accordance with industry practices and applicable legal requirements. All such insurance policies are in full force and effect, and have been issued by insurance carriers that, to the Knowledge of the Contributing Stockholder, are solvent, financially sound and reputable. As of the date of this Agreement, the Contributing Stockholder has not received any written notice of cancellation or termination with respect to any such insurance policies.

2.25     Related Party Transactions.    Neither any Related Party nor any Affiliate of the Contributing Stockholder: (a) has any direct or indirect interest of any nature in any of the Contributed Assets; (b) has entered into, or has any direct or indirect financial interest in, any Contributed Business Contract included in the Contributed Assets; or (c) to the Knowledge of the Contributing Stockholder, has any claim or right against the Contributed Business. To the Knowledge of the Contributing Stockholder, no Related Party or Affiliate of the Contributing Stockholder has a valid basis to bring any Proceeding against the Contributed Business after the Effective Time.

2.26     Proceedings; Orders.    There is no pending Proceeding, and to the Knowledge of the Contributing Stockholder, no Person has threatened to commence any Proceeding: (i) that involves the Contributing Stockholder and that would (A) give rise to any Liabilities other than Excluded Liabilities or (B) materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements; or (ii) that challenges, or that would have the effect of preventing, delaying or making illegal any of the Transactions. There is no Order to which the Contributing Stockholder or any of the assets owned or used by the Contributing Stockholder in connection with the Contributed Business, is subject and, to the Knowledge of the Contributing Stockholder, none of the Business Employees, Affiliates of the Contributing Stockholder or any other Related Party is subject to any Order except in each case any Order (i) that would not give rise to any Liabilities other than Excluded Liabilities or (ii) that challenges, or that would have the effect of preventing, delaying or making illegal any of the Transactions.

2.27     Fraudulent Transfers.

The Contributing Stockholder is not now insolvent, and will not be rendered insolvent by any of the Transactions. Immediately after consummation of the Transactions, (a) the Contributing Stockholder will be able to pay its debts as they become due; (b) the Contributing Stockholder will not have unreasonably small assets with which to conduct its present or proposed business, and (c) taking into account all pending and, to its Knowledge, threatened Proceedings against the Contributing Stockholder, final judgments against the Contributing Stockholder in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Contributing Stockholder will be unable to satisfy any such judgments promptly. As used in this Section, “insolvent” means that the sum of the value of the Contributing Stockholder’s assets does not and will not exceed its debts and other liabilities.

2.28     Investment Representations.    The Contributing Stockholder understands that the Equity Securities have not been registered under the Securities Act. The Contributing Stockholder also understands that the Equity Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Contributing Stockholder’s representations contained in this Agreement. The Contributing Stockholder hereby represents and warrants as follows:

(a)  Acquisition for Own Account.    The Contributing Stockholder is acquiring the Equity Securities for the Contributing Stockholder’s own account for investment only, and not with a view towards their distribution.

(b)  Accredited Investor.    The Contributing Stockholder represents that it is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(c)  Company Information.    Contributing Stockholder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Contributing Stockholder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(d)  Limitation on Transfer; Rule 144.    The Contributing Stockholder acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Contributing Stockholder understands that the certificate evidencing the Shares, and if issued, the Conversion Shares, will be imprinted with a legend which prohibits the transfer of such securities unless such securities are registered or such registration is not required in the opinion of counsel for the Company. The Contributing Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(e)  Transfer Restrictions.    The Contributing Stockholder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Securities except in compliance with the provisions herein, the Stockholders’ Agreement (as hereinafter defined) and applicable securities laws. Furthermore, the Equity Securities shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. The Company shall not be required (a) to transfer on its books any of the Equity Securities which shall have been transferred in violation of any of the provisions set forth in the Agreement or the Stockholders’ Agreement, or (b) to treat as the owner of such Equity Securities or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Equity Securities shall have been so transferred. The Contributing Stockholder acknowledges and agrees that the Shares and the Conversion Shares are subject to restrictions on transfer as set forth in the Stockholders’ Agreement, Voting Agreement and right of first refusal in favor of the Company as provided in the Company’s Bylaws.

(f)  Restrictive Legends.    All certificates representing the Equity Securities shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(i)  “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)  “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY.”

(iii)  “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS

AND CONDITIONS OF A CERTAIN STOCKHOLDERS’ AGREEMENT, A CERTAIN VOTING AGREEMENT AND A CERTAIN REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(iv)  Any legend required by appropriate blue sky officials.

2.29     Full Disclosure.    None of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Contributing Stockholder Disclosure Schedule when read in conjunction with the corresponding representation and warranty in Section 2 of this Agreement, and all other information regarding the Contributing Stockholder and its business, condition, assets, liabilities, operations, financial performance and operating income that has been furnished to the Company or any of the Company’s Representatives by or on behalf of the Contributing Stockholder or by any Representative of the Contributing Stockholder, is accurate and complete in all material respects at the time provided to the Company.

2.30     Investment Banking Fees.    The Contributing Stockholder and its Affiliates have not incurred any investment banking, broker or finder fees which will become the responsibility of the Company before or after the Effective Time.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants, to and for the benefit of the Contributing Stockholder Indemnitees that each of the following representatives and warranties is true and correct except as expressly set forth otherwise in a correspondingly numbered or cross-referenced part of the Company Disclosure Schedule:

3.1     Due Incorporation; Authority; Binding Nature Of Agreements.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its Assets. The Company is duly qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where the conduct of its business requires it except where the failure to do so would not have a material and adverse effect on the Company. The Company has delivered to (or made available for inspection by) the Contributing Stockholder accurate and complete copies of the certificate of incorporation and bylaws of the Contributing Stockholder, including all amendments thereto.

(b)  The Company has the requisite corporate power and authority to enter into and perform its obligations under each of the Transactional Agreements to which it is a party, and the execution and delivery by the Company of each Transactional Agreement to which it is a party has been duly authorized by all necessary action on the part of the Company and its board of directors.

(c)  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. Upon the execution and delivery of the remaining Transactional Agreements at the Closing, each such Transactional Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.2     Capitalization; Voting Rights.

(a)  As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.001 par value per share, of which 6,550 shares are issued and outstanding. All such issued and outstanding shares of common stock, $0.001 par value per share, of the Company are duly authorized, validly issued, fully paid and nonassessable. Immediately prior to the Effective Time and upon the filing of the Amended and Restated Certificate of Incorporation, the authorized capital stock of the Company shall consist of 434,000,000 shares, of which (i) 210,000,000 are shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), none of which will be issued and outstanding, (ii) 87,000,000 are shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock”), none of which shares will be issued and outstanding, (the Class A Common Stock and Class B Common Stock being collectively referred to as “Common Stock”), and (iii) 137,000,000 are shares of Preferred Stock, $0.001 par value per share, of which 87,000,000 are designated shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), 6,550 shares of which will be issued and outstanding.

(b)  Except as may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(c)  The rights, preferences, privileges and restrictions of the Shares are as stated in the Amended and Restated Certificate. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Amended and Restated Certificate the Equity Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon the Contributing Stockholder; provided, however, that the Equity Securities may be subject to restrictions on transfer as set forth in the Bylaws, the Related Agreements or under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

3.3     Obligations to Related Parties.    There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company. None of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material Company Contract (other than such Contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

3.4     Intellectual Property.

(a)  To its Knowledge, the Company owns or possesses sufficient legal rights to all Proprietary Assets used or necessary for its business as now conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing Proprietary Assets, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any Proprietary Assets of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)  The Company has not received any communications (whether written or otherwise) alleging that the Company has violated or, by conducting its business as presently conducted or proposed to be conducted, would violate any Proprietary Assets of any other Person, nor is the Company aware of any basis therefor.

(c)  To the Knowledge of the Company none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently proposed to be conducted. Each employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the form(s) as delivered to the Contributing Stockholder. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in the Company Disclosure Schedule.

(d)  Neither the execution nor delivery of this Agreement, the Transactional Agreements or the Related Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s Knowledge, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any employee is now obligated.

3.5     Compliance with Other Instruments.    The Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any Company Contract or of any Order. The execution, delivery, and performance of and compliance with the Agreement and each Transactional Agreement to which it is a party, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Amended and Restated Certificate, will not, with or without the passage of time or giving of notice, result in any such material violation, or constitute a default under any such term, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Authorization applicable to the Company, its business or operations or any of its Assets or properties.

3.6     Litigation.    There is no Proceeding pending or, to the Company’s Knowledge, currently threatened against the Company that questions the validity of this Agreement, the Transactional Agreements or the Related Agreements, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would result, either individually or in the aggregate, in any material and adverse effect to the Company or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The Company is not a party or subject to the provisions of any Order. There is no Proceeding including the Company currently pending or which the Company intends to initiate.

3.7     Financial Statements; Absence of Changes.

(a)  The Company Disclosure Schedule includes the following financial statements of the Company (collectively, the “Company Financial Statements”): the unaudited balance sheet and the statement of cash flows of the Company as of April 30, 2001. The unaudited balance sheet included in the Company Financial Statements is the last regularly prepared balance sheet of the Company. The Company Financial Statements are accurate and complete in all material respects and have been prepared in accordance with generally accepted accounting principles and present fairly in all material respects the financial position of the Company as of the date thereof. As of the date of this Agreement, the Company has no other indebtedness for borrowed money except as reflected on the Company Financial Statements.

(b)  Since April 30, 2001:

(i)  there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of the Company;

(ii)  there has not been any material loss, damage or destruction to any of the assets used by the Company (whether or not covered by insurance);

(iii)  the Company has not sold or otherwise transferred, or leased or licensed, any material portion of its assets to any other Person; except for non-exclusive, non-transferable licenses to software granted in the ordinary course of business

(iv)  the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except for write-offs not exceeding $50,000 in the aggregate occurring in the ordinary course of business;

(v)  no material Company Contract has been amended or terminated, except for Contracts amended or terminated in the ordinary course of business;

(vi)  the Company has not forgiven any debt or otherwise released or waived any right or claim, except for rights or claims not exceeding $50,000 in the aggregate in the ordinary course of business consistent with past practice;

(vii)  the Company has not changed any of its methods of accounting or accounting practices in any respect;

(viii)  the Company has not entered into any transaction or taken any other action outside the ordinary course of business; and

(ix)  the Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(i)” through “(viii)” above.

3.8     Employees.    The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

3.9     Registration Rights and Voting Rights.    Except as required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Registration Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s Knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

3.10     Compliance with Legal Requirements; Governmental Authorizations.    The Company is not in violation of any applicable Legal Requirement, in respect of the conduct of its business or the ownership of its properties which violation would, individually or in the aggregate, have a material and adverse effect on the Company. Neither the execution and delivery of any of the Transactional Agreements by the Company, nor the consummation or performance of any of the Transactions by it, will (with or without notice or lapse of time) result in (i) a violation of any Legal Requirement or any Order to which the Company or any of its Assets is subject, or (ii) a violation or breach of, or result in a default under, or give any Person the right to exercise any remedy under, any provisions of any Company Contract except where such violation or breach would not, individually or in the aggregate, have a material and adverse effect on the Company. No Consents are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transactional Agreements and the issuance of the Equity Securities, except such as has been duly and validly obtained or filed. The Company has all Governmental Authorizations necessary for the conduct of its business as now being conducted by it, the lack of which would, individually or in the aggregate, have a material and adverse effect on the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.11     Offering Valid.    Assuming the accuracy of the representations and warranties of the Contributing Stockholder contained in Section 2.28 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.12     Real Property Holding Corporation.    The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

3.13     Insurance.    The Company has or will obtain promptly following the Closing general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

3.14     Company Contracts; Other Agreements.    Each Contract of the Company listed on Part 3.14 of the Company Disclosure Schedule (“Company Contract”) is valid and in full force and effect and is enforceable in accordance with its terms against the Company, and, to its Knowledge, against the counterparty thereto. Except in each case as would not, individually or in the aggregate, cause a material and adverse effect on the Company, the Company has not, and to the Company’s Knowledge, no other Person has, caused, any event, circumstance or condition that would (with or without the lapse of time) (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract. The Company has not received any written notice or, to its Knowledge, other communication (in writing or otherwise) regarding any actual or alleged violation or breach of, or default under, any Company Contract and has not waived any material right under any Company Contract. The Company has no agreement, absolute or contingent, written or oral, with any other Person to effect any Acquisition Transaction, to sell or otherwise transfer the Contributed Business or any line of business or material asset relating to the Company’s obligations under the Transactional Agreements.

3.15     Investment Banking Fees.    The Company and its Affiliates have not incurred any investment banking, broker or finder fees which will become the responsibility of the Contributing Stockholder before or after the Effective Time.

4.     OPERATING COVENANTS.

4.1     Access and Investigation.    During the Pre-Closing Period, upon the reasonable request of the other party, each party and its Representatives shall provide the other party and its Representatives during normal business hours (a) with free and reasonable access to such party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information (but in the case of the Contributing Stockholder primarily relating to the Contributed Business); (b) with such copies of existing books, records, Tax Returns, work papers and other documents and information as the other party may reasonably request in good faith (but in the case of the Contributing Stockholder primarily relating to the Contributed Business); and (c) with such additional financial, operating and other data and information under its control as the other party may reasonably request in good faith (but in the case of the Contributing Stockholder primarily relating to the Contributed Business).

4.2     Operation Of Business.

(a)  Except as disclosed in the Contributing Stockholder Disclosure Schedule during the Pre-Closing Period:

(1)  the Contributing Stockholder shall conduct the operations of the Contributed Business in the Ordinary Course of Business;

(2)  the Contributing Stockholder shall use all reasonable efforts to: (i) preserve intact the current business organization of the Contributed Business, (ii) keep available the services of the current officers and employees of the Contributed Business, (iii) maintain the relations and good will with all material suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having material business relationships with the Contributed Business, and (iv) promptly repair, restore or replace in the Ordinary Course of Business any Contributed Assets that are destroyed or damaged;

(3)  the Contributing Stockholder shall maintain insurance on the Contributed Business which is at least comparable to the insurance policies in place on the date hereof;

(4)  the officers of the Contributing Stockholder shall confer regularly with the Company concerning operational matters and the status of the business, condition, assets, liabilities, operations, financial performance and prospects of the Contributed Business;

(5)  the Contributing Stockholder and its officers shall use their reasonable efforts to cause the Contributed Business to operate profitably and to maximize its revenues consistent with the Ordinary Course of Business;

(6)  the Contributing Stockholder shall not alter, modify or accelerate its existing collection levels of account receivables or its existing levels of invoice billing or billing services or billing method in each case as related to the Contributed Business except in each case consistent with the Ordinary Course of Business;

(7)  the Contributing Stockholder shall not authorize, commit or irrevocably offer to take any of the actions inconsistent with this Section 4.2(a).

(b)  Without limiting Section 4.2(a), and except as disclosed in the Contributing Stockholder Disclosure Schedule, the Contributing Stockholder agrees that, during the Pre-Closing Period, it will not, and will cause its Subsidiaries not to, in each case without the prior written Consent of the Company (which Consent may not be unreasonably withheld or unduly delayed):

(1)  in a single transaction or series of related transactions, sell (including any sale-leaseback), lease, license, pledge, transfer or otherwise dispose of (including through a dividend or distribution to any Person), or discontinue, all or any portion of its assets, business or properties that are used in or necessary for the conduct of the Contributed Business or are part of the Contributed Assets except, (A) in the case of assets other than Contributed Assets, in the Ordinary Course of Business and (B) in the case of the Contributed Assets, inventory in the Ordinary Course of Business;

(2)  except with respect to Contributed Business Contracts not included in the Contributed Assets and with respect to which any of the actions described in this Section 4.2(b)(2) would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under the Transactional Agreements, terminate, amend, modify or waive any material right under any Contributed Business Contract or enter into any material Contributing Stockholder Contract included or to be included in the Contributed Assets (other than in the Ordinary Course of Business or renewals of existing Contributed Business Contracts on substantially the same terms and, in any event, involving a Contributed Business Contract with aggregate payments (payable or receivable) or amounts not in excess of $50,000); provided that, to the extent the Contributing Stockholder reasonably requests a waiver from this provision in order to permit it to comply with any of its obligations under Article I and the Company does not grant the waiver, the Contributing Stockholder will have no liability under this Agreement for the failure to perform such obligations;

(3)  dismiss any management-level Business Employee other than for cause or transfer any Business Employee to operations other than those of the Contributed Business;

(4)  except in an amount, individually or in the aggregate, not to exceed $100,000, commit to make any capital expenditure or acquire any property or assets in connection with the Contributed Business to the extent the commitment will give rise to any Liabilities other than Excluded Liabilities;

(5)  permit or allow any of the Contributed Assets to be subject to any Encumbrance (other than Permitted Encumbrances) which cannot be removed prior to the Effective Time without giving rise to any Liabilities other than Excluded Liabilities;

(6)  write-off as uncollectible any notes or accounts, funds or trust receivables that are part of the Contributed Assets, except for write-downs or write-offs in the Ordinary Course of Business;

(7)  incur or assume any indebtedness for borrowed money or other Liability (other than accounts payable), or assume, guarantee, endorse or otherwise become liable or responsible for indebtedness for borrowed money or other Liability of any Person, in each case that would give rise to any Liabilities other than Excluded Liabilities;

(8)  grant any increase in the compensation or benefits of any Business Employee (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any Business Employee, except for (A) increases in the Ordinary Course of Business to Business Employees in terms of proportion and timing, (B) other changes that are required by applicable Legal Requirements, (C) grants of awards to newly hired officers and employees consistent with past practice, (D) the Employment Agreement, dated May 12, 1999, by and among the Contributing Stockholder and Mr. Robert Strickland and (E) increases to Employee Benefit Plan benefits to all participating employees of the Contributing Stockholder;

(9)  adopt, enter into or amend, or become obligated under, any employment, severance, bonus, profit sharing, compensation, equity interest, option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Business Employee other than any new Business Employee that enters into any benefit plan or arrangement in effect on the date hereof, except as (i) required to comply with changes in applicable Legal Requirements or (ii) to the extent that any such plan, agreement, trust, fund or arrangement is primarily or disproportionately for the benefit or welfare of the Business Employees;

(10)  defer or delay the payment of, or fail to pay when otherwise due, material expenses, material indebtedness or other material obligations, in each case, of the Contributed Business, including material compensation expenses of any Business Employee, except in the Ordinary Course of Business;

(11)  to the extent related to the Contributed Business, commence, undertake or engage in any new and material line of business or commit to open or open a new office (or move or close any existing office);

(12)  except to the extent that would not have a material adverse effect on the Contributed Business or would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements, amend its articles of incorporation, bylaws or similar constituent documents;

(13)  adopt a plan or resolution to dissolve or liquidate the Contributing Stockholder or any of its Subsidiaries other than to the extent the dissolution or liquidation does not materially and adversely affect the Contributed Business and would not materially and adversely affect the ability of the Contributing Stockholder to perform its obligations under any of the Transactional Agreements;

(14)  intentionally take any action that, or intentionally omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which, would (A) Breach any provision of this Agreement, or (B) result in any of the conditions to the consummation of the Transactions not being satisfied on or prior to the Termination Date;

(15)  recognize any labor union or enter into any collective bargaining agreement that includes any Business Employee;

(16)  settle or compromise any pending Proceeding on a basis requiring any agreement that would (A) give rise to any Liabilities other than Excluded Liabilities or (B) materially and adversely affect the Contributing Stockholder’s ability to perform its obligations under any of the Transactional Agreements;

(17)  commit, enter into, or irrevocably offer to enter into, any Contract to take any of the actions prohibited in this Section 4.2(b).

(c)  Except as set forth in the Company Disclosure Schedule, the Company agrees that during the Pre-Closing Period it (i) will conduct the operations of its business in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement, and (ii) will not (without the prior written Consent of the Contributing Stockholder, which Consent will not be unreasonably withheld or unduly delayed) intentionally take any action that, or intentionally omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which, would, (A) Breach any provision of this Agreement, or (B) result in any of the conditions to the consummation of the Transactions not being satisfied on or prior to the Termination Date.

(d)  Without limiting Section 4.2(c), and except as disclosed in the Company Disclosure Schedule, the Company agrees that, during the Pre-Closing Period, it will not, and will cause its Subsidiaries not to, in each case without the prior written Consent of the Contributing Stockholder (which Consent may not be unreasonably withheld or unduly delayed):

(1)  issue any shares of its capital stock (or any securities convertible or exchangeable for shares of its capital stock) or pay any dividend with respect to any shares of its capital stock, except that the Company may issue (A) additional unsecured notes up to an aggregate principal amount of $70 million convertible into Series A Preferred Stock concurrent with the Closing and (B) stock options to its employees and consultants in the ordinary course of business not to exceed an aggregate amount of $23 million;

(2)  amend its articles of incorporation or bylaws, except as required by any of the Related Agreements and the Series A Preferred Stock Financing;

(3)  engage in a new line of business not contemplated by its certificate of incorporation or the Amended and Restated Certificate of Incorporation;

(4)  adopt a plan or resolution to dissolve or liquidate the Company or any of its Subsidiaries;

(5)  incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for indebtedness for borrowed money of any Person other than notes issued to the Founders in an aggregate amount not to exceed $70 million; or

(6)  commit, enter into, or irrevocably offer to enter into, any Contract to take any of the actions prohibited in this Section 4.2(d).

5.     OTHER AGREEMENTS.

5.1     Reasonable Efforts; Filings and Consents.

(a)  Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Legal Requirements, so as to permit consummation of the Transactions as promptly as reasonably practicable and in any event prior to the Termination Date and will use reasonable efforts to cooperate fully with the other parties hereto to that end.

(b)  The Company and the Contributing Stockholder shall use reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and the Contributing Stockholder shall, promptly after the date of this Agreement, prepare and file the notifications, if any at all, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Transactions. The Company and the Contributing Stockholder shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and the Contributing Stockholder shall (i) give the other party prompt notice of the commencement of any Proceeding by or before any Governmental Body with respect to the Transactions, (ii) keep the other party informed as to the status of any Proceeding, and (iii) subject to their obligations to comply with applicable Legal Requirements, promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transactions. The Company and the Contributing Stockholder will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any Legal Requirement, in connection with any Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Proceeding, each of the Company and the Contributing Stockholder agrees to permit authorized Representatives of the other party to be present at each meeting or conference with government representatives relating to any such Proceeding and to have reasonable access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

(c)  Notwithstanding anything to the contrary contained in this Agreement, neither the Contributing Stockholder nor the Company shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, other than any Contributed Business Proprietary Asset included in the Contributed Assets; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations ((i) through (v), collectively, “Burdensome Conditions”).

5.2     Notification.    During the Pre-Closing Period, each party shall promptly notify the other in writing of (including through the delivery of a Disclosure Schedule Update pursuant to Section 5.10), and shall subsequently keep such other party updated on a current basis regarding: (a) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation in this Agreement; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

5.3     No Negotiation.    Each party shall ensure that, during the Pre-Closing Period, neither it nor any of its Representatives, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the other party) relating to the Contributed Business or any business engaged wholly or partially in a business which is substantially similar to the Contributed Business (collectively, a “Competing Transaction”); (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the other party) relating to a Competing Transaction; or (c) evaluates the merits of any unsolicited inquiry, proposal or offer from any Person (other than the other party) relating to a Competing Transaction without complying with the provisions of the next sentence of this Section 5.3. Each party shall immediately cease and cause to be terminated any Contract or discussions with any Person related to a Competing Transaction. In addition, if during the Pre-Closing Period any party receives a written offer or proposal relating to, or any written inquiry from any Person with respect to, a Competing Transaction, such party shall immediately notify the other party thereof and provide the other party with details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep the other party fully informed on a current basis of the status and details of any such offer or proposal and any modification to the terms thereof; it being expressly understood that in the case of the Contributing Stockholder, this sentence shall not impose any obligations with respect to any offer or proposal not exclusively related to the Contributed Business.

5.4     Noncompetition.    The Contributing Stockholder agrees that, in consideration of the consummation of the Transactions by the Company hereunder, it shall not and shall cause its Subsidiaries not to, at any time between the Effective Time and the fifth anniversary of the Effective Time, directly or through any other Person, in the United States:

(a)  compete or assist any other Person in competing with the Restricted Business;

(b)  engage or assist any other Person in engaging in a business or activity substantially similar or equivalent to the Restricted Business;

(c)  acquire any equity interest in, or substantially all of the assets of, any Person if such Person derived more than 40% of its annual revenues during its last fiscal year from a business substantially similar or equivalent to the Restricted Business except for (i) the securities listed on Part 5.4 of the Contributing Stockholder Disclosure Schedule (“Grandfathered Holdings”), or (ii) the acquisition, in a transaction or a series of transactions, of up to 1% in the aggregate (it being understood that Grandfathered Holdings under 1% shall be counted towards the computation of the 1% threshold) of any class of securities of any publicly traded company in the United States, but in each case only to the extent such securities are acquired by the Contributing Stockholder after the date hereof in, or through acquisition of, any Person not engaged in the Restricted Business or through the exchange of a security owned by the Contributed Stockholder in such Person in a share exchange offer or stock-for-stock merger, so long as in each case such securities are held solely as a passive investment (“Permitted Holdings”); or,

(d)  except for Grandfathered Holdings and Permitted Holdings, acquire any equity interest in, or substantially all of the assets of, any Person if such Person derived less than 40% of its annual revenues during its last fiscal year from a business substantially similar or equivalent to the Restricted Business unless promptly after such acquisition (i) the Contributing Stockholder causes the business of such Person which is substantially similar or equivalent to the Restricted Business to be valued by an accounting firm or a valuation firm of national reputation reasonably acceptable to the Company (it being expressly understood that it shall be reasonable to not accept a valuation firm or an accounting firm representing the Contributing Stockholder in the transaction or engaged by the Contributing Stockholder as its accounting auditor), and (ii) the Contributing Stockholder offers in writing to the Company the rights to purchase such business at the value determined in accordance with clause (i) above; provided, however, that if the Company does not exercise its right to purchase such business from the Contributing Stockholder within thirty calendar days of receiving the written offer from the Contributing Stockholder, the Contributing Stockholder shall, and shall cause its Subsidiaries to, divest of such business within twelve months of the date on which the Contributing Stockholder acquired such business. The Contributing Stockholder agrees and acknowledges that in connection with the Company’s right to purchase the business subject to the divestiture contemplated by Section 5.4(d)(ii), the Contributing Stockholder shall, and shall cause its Subsidiaries, to afford the Company reasonable access to the books, records, personnel and Representatives of such acquired business during normal business hours for the purpose of conducting a due diligence review of such business for thirty calendar days after receipt of the written offer from the Contributing Stockholder.

(e)  take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of the Contributed Business from maintaining the same business relationship with the Contributed Business after the Effective Time as it maintained with the Contributed Business prior to the Effective Time.

Notwithstanding the foregoing, nothing herein shall (i) prevent the Contributing Stockholder from marketing, selling or distributing its Direct Claim Products, in conjunction with an NDC POMIS or to an NDC POMIS Customer or to an NDC VAR for resale to a an NDC POMIS Customer, to the extent required, as determined by the Contributing Stockholder in its sole and reasonable discretion, for the Contributing Stockholder to remain competitive in the healthcare POMIS marketplace; provided that no NDC POMIS sold on an application service provider basis shall include any Direct Claim Products, or (ii) restrict the Contributing Stockholder from providing the services provided by the Contributing Stockholder as of the date hereof to the physician groups who currently submit transactions through the Tulsa network and who are specifically identified on Exhibit D hereto.

Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Change in Control the covenants and obligations of the Contributing Stockholder set forth in this Section 5.4 shall terminate and be of no further force and effect; provided, however, that such termination shall not affect the liability of the Contributing Stockholder for any violations of this Section 5.4 prior to the occurrence of a Change in Control.

For purposes of this Agreement, the term “Restricted Business” shall mean any business or activity which involves the operation of network EDI or other connectivity to Payors and clearinghouses for Physician transactions but only to the extent of the specific transactions listed on Exhibit E.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgement may be appealed.

5.5       Public Announcements.    The Company and the Contributing Stockholder will consult with each other as to the form, substance and timing of any press release or other public statement relating to this Agreement, or any of the Transactions, and no such public statement will be made by one without the consent of the other, which consent will not be unreasonably withheld or unduly delayed; provided that each may make such disclosures as are necessary to comply with any Legal Requirement or the request of any Governmental Body after making good faith efforts under the circumstances to consult in advance with the other. Notwithstanding the foregoing, the parties shall agree to joint press releases upon the execution of this Agreement.

5.6     Access; Further Actions.

(a)  From and after the Effective Time, each party covenants and agrees to execute and deliver such documents and take such other actions as may be reasonably requested by the other party, to give effect to the terms and conditions in the Transactional Documents. Without limiting the generality of the foregoing, from and after the Effective Time, the Contributing Stockholder shall promptly remit to the Company any funds that are received by the Contributing Stockholder and that are included in, or that represent payment of receivables included in, the Contributed Assets.

(b)    The Contributing Stockholder and the Company will cooperate in good faith in connection with the filing of Tax Returns, any audit or Proceeding with respect to Taxes and in connection with any other Proceeding in each case relating to the Contributed Assets or the Contributed Business, as and to the extent reasonably requested by the Company or the Contributing Stockholder. Such cooperation shall include (1) the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such Proceeding and (2) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Contributing Stockholder and the Company shall (1) retain all Books and Records with respect to the Contributed Assets relating to any period beginning before the Effective Time until the expiration of all relevant statues of limitations

(and, to the extent notified by the Contributing Stockholder or the Company, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Authority (with respect to agreements of another party, to the extent notified thereof) and (2) give the other party to this Agreement reasonable written notice prior to transferring, destroying or discarding any such Books and Records. From and after the Effective Time, the Contributing Stockholder shall, and shall cause its Subsidiaries to, provide to the Company and its Representatives reasonable access during normal business hours to the Books and Records for the purpose of copying or referring to such Books and Records, as reasonably required by the Company in each instance only to the extent primarily related to the Contributed Assets, or Assumed Liabilities; it being expressly understood that the Contributing Stockholder shall not be obligated to provide access to Books and Records with respect to the Excluded Assets or Excluded Liabilities. From and after the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide to the Contributing Stockholder and its Representatives reasonable access during normal business hours to any Books and Records included in the Contributed Assets for the purpose of copying or referring to such Books and Records included in the Contributed Assets, as reasonably required by the Contributing Stockholder; it being expressly understood that the Company shall not be obligated to provide access to its general books and records not solely related to the Books and Records included in the Contributed Assets.

(c)  From and after the Effective Time, the Contributing Stockholder shall exercise its reasonable efforts to assist the Company in procuring as promptly as practicable a Contract with (i) the Payors listed on Exhibit B-2 as Payors who currently have a Contract with the Contributing Stockholder but such Contract has not been included as part of the Contributed Assets, and (ii) the Payors listed on Schedule 5.6(c) of the Contributing Stockholder Disclosure Schedule as Payors who currently have a Contract with the Contributing Stockholder but such Contract has not been included as part of the Contributed Assets because a Governmental Authorization is required and was not obtained prior to Closing (collectively, the “Governmental Authorization Contracts”).

5.7    Employees, Employee Benefit Matters; Non-Solicitation.

(a)  The Company shall offer employment, conditional on Closing and commencing as of the Effective Time to all Business Employees. The Contributing Stockholder shall use all reasonable efforts to cause each Business Employee to commence employment with the Company.

(b)  The Company will provide each Business Employee a package of compensation and employee benefits that is, in the aggregate, comparable to the level of compensation and employee benefits currently provided to him or her by the Contributing Stockholder.

(c)  Assuming the Company has performed its obligation pursuant to Section 5.7(b), the Contributing Stockholder is in compliance with its obligations pursuant to WARN and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, in each case to the extent affecting in whole or any part of any site of employment, facility, operating unit or employee of the Contributed Business. The

Contributing Stockholder shall not affect a “plant closing” or “mass layoff”, as those terms are defined in the WARN at any time between the date hereof and the Effective Time, affecting in whole or in part any site of employment, facility, operating unit or employee of the Contributed Business, without notifying the Company in advance and obtaining the advance approval of the Company, and complying with all provisions of WARN. The Contributing Stockholder shall be responsible for providing any notice of layoff or plant closing, as may be required pursuant to WARN and any applicable state or local plant closing notification statute, with respect to Business Employees who are not employed by the Company or its Affiliates as of the Effective Time and shall maintain such employees on Contributing Stockholder’s payroll for any period of notice required by WARN and any applicable state or local plant closing notification statute.

(d)  For a period of two years after the Effective Time, the Contributing Stockholder will not and will cause its Subsidiaries not to, directly or indirectly, without the written consent of the Company, and whether or not for compensation, either on its own behalf or through any third person, solicit, persuade, encourage or induce any Transferred Employee then employed by the Company and/or its Subsidiaries to cease employment with or retention by the Company and/or its Subsidiaries; provided that this Section 5.7(d) will not apply to general solicitation of employment not specifically directed toward Transferred Employees. For a period of two years following the Effective Time, the Contributing Stockholder will not, and will cause its Subsidiaries not to hire any employees then employed by the Company or its Affiliates.

(e)  For a period of two years after the Effective Time, the Company will not and will cause its Subsidiaries not to, directly or indirectly, without the written consent of the Contributing Stockholder, and whether or not for compensation, either on its own behalf or through any third person, solicit, encourage or induce any employee then employed by the Contributing Stockholder and/or its Subsidiaries to cease employment with or retention by the Contributing Stockholder and/or its Subsidiaries; provided that this Section 5.7(e) will not apply to general solicitation of employment not specifically directed toward employees of the Contributing Stockholder and/or its Affiliates. For a period of two years following the Effective Time the Company will not, and will cause its Subsidiaries not to, hire any employees then employed by the Contributing Stockholder and its Affiliates.

(f)  Prior to the Effective Time, the Contributing Stockholder shall pay in full to the Business Employees all bonuses and other merit payments with respect to performance for the fiscal year ended May 31, 2001, and none of such bonuses and other merit payments shall result in any Assumed Liabilities.

(g)  Prior to the Effective Time, with the prior consent of the Contributing Stockholder, such consent not to be unreasonably withheld or unduly delayed, the Contributing Stockholder shall provide reasonable access and afford opportunity to the Company and its Representatives from time to time during normal business hours to conduct discussions with the Business Employees for the purpose of presenting to one or more of the Business Employees the terms of the employment packages to be offered by the Company to the Business Employees.

(h)  After the Effective Time, the Contributing Stockholder agrees to reimburse the Company for any severance or other expenses not in excess of the aggregate amount set forth in Part 2.19(i) of the Contributing Stockholder Disclosure Schedule incurred by the Company in connection with (i) the termination of employment of any Transition Business Employee no later than 30 calendar days after the expiration of the Company Transition Services Agreement, or (ii) the termination of the employment of any other employee, no later than 30 calendar days after the expiration of the Company Transition Services Agreement, as a direct result of the retention of any Transition Business Employee beyond the expiration date of the transition services provided by the Company to the Contributing Stockholder pursuant to the Company Transition Services Agreement.

5.8     Insurance; Destruction or Condemnation.

(a)  In the event any Contributed Assets are destroyed, damaged or taken in condemnation proceedings prior to the Closing, the provisions of Sections 9.7 and 9.8 of this Agreement shall apply; provided, however that if the destruction, damage or condemnation is of such proportions as to reasonably eliminate the expected benefits of the Transactions to the Company, this Agreement shall terminate and shall have no further force and effect upon written notice by the Company to the Contributing Stockholder.

5.9     Confidentiality.

(a)  From and after the Effective Time, the Contributing Stockholder shall, and shall cause its Subsidiaries and its or their Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all Confidential Information and Trade Secrets in each case related to the Contributed Business, (ii) in the event that the Contributing Stockholder or any of its Subsidiaries or its or their Representatives becomes legally compelled to disclose any such Confidential Information or Trade Secrets, provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy, (iii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information and Trade Secrets which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

(b)  From and after the Effective Time, the Company shall, and shall cause its Subsidiaries and its or their Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all Confidential Information and Trade Secrets in each case related to the Contributing Stockholder and the operations of the Contributed Business by the Contributing Stockholder prior to the Effective Time, (ii) in the event that the Company or any of its Subsidiaries or its or their Representatives becomes legally compelled to disclose any such Confidential Information or Trade Secrets, provide the Contributing Stockholder with prompt written notice of such requirement so that the Contributing Stockholder may seek a protective order or other remedy, (iii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information and Trade Secrets which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

5.10     Disclosure Schedule Updates.

(a)  The Contributing Stockholder may from time to time up to the second business day preceding the Closing Date deliver to the Company updates (collectively “Disclosure Schedule Updates”) to the Contributing Stockholder Disclosure Schedule setting forth any event, condition, fact or circumstance which would cause the condition set forth in Section 6.1 not to be satisfied as of the Effective Time. No Disclosure Schedule Update shall be deemed to supplement or amend the Contributing Stockholder Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Contributing Stockholder in this Agreement as of the date of this Agreement; or (ii) determining whether any condition set forth in Section 6.1 has been satisfied. If the Company elects to consummate the Transactions despite of a failure of the condition set forth in Section 6.1 to be satisfied, then, in order to determine if a Breach of the representations and warranties of the Contributing Stockholder has occurred as of the Effective Time for purposes of Section 9.2 and Section 9.7, the representations and warranties of the Contributing Stockholder shall be modified by the information set forth in the Disclosure Schedule Update, but only to the extent of such information.

(b)  The Company may from time to time up to the second business day preceding the Closing Date deliver to the Contributing Stockholder Disclosure Schedule Updates setting forth any event, condition, fact or circumstance which would cause the condition set forth in Section 7.1 not to be satisfied as of the Effective Time. No Disclosure Schedule Update shall be deemed to supplement or amend the Company Stockholder Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement as of the date of this Agreement; or (ii) determining whether any condition set forth in Section 7.1 has been satisfied. If the Contributing Stockholder elects to consummate the Transactions despite of a failure of the condition set forth in Section 7.1 to be satisfied, then, in order to determine if a Breach of the representations and warranties of the Company has occurred as of the Effective Time, the representations and warranties of the Company shall be modified by the information set forth in the Disclosure Schedule Update, but only to the extent of such information

5.11     Exculpation Among Founders.    The Contributing Stockholder acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Contributing Stockholder agrees that no Founder nor the respective controlling persons, officers, directors, partners, agents, or employees of any Founder shall be liable to the Contributing Stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Equity Securities it being understood that nothing herein shall be understood to limit the rights and remedies of the Contributing Shareholder with respect to the Company pursuant to this Agreement, the Marketing Agreements or the Transactional Agreements.

5.12     Restricted Names.    From and after the Effective Time the Contributing Stockholder and its Subsidiaries shall not use any Restricted Name or any Restricted Name derivative, except to make factual reference thereto in explaining the prior history of the Contributed Business, in a non-trademark sense.

5.13     Limited Trademark License.

(a)  Subject to the terms and conditions of this Agreement, the Contributing Stockholder hereby grants to the Company a   limited, non-exclusive, non-transferable, royalty-free right and license to use (i) the trademarks and service marks of the Contributing Stockholder listed on Schedule 5.13(a) for a period of six (6) months beginning on the date of the Closing (ii) and the trademarks and service marks listed on Schedule 5.13(b) for a period of 12 (twelve) months beginning on the date of the Closing, in the case of each of (i) and (ii), solely for use by the Company in connection with its operation of the Contributed Business (the items listed on Schedule 5.13, collectively the “Licensed Marks”; provided, however, the Company shall use commercially reasonable efforts to begin using its own trademarks, service marks or tradenames in lieu of the Licensed Marks as soon as reasonably practicable after the Closing but in any event prior to the end of the six (6) month period after the Closing. The Company will comply with the Contributing Stockholders’ trademark usage guidelines in using any of the Licensed Marks and will use the Licensed Marks in a manner that is substantially consistent with their usage in connection with the Contributed Business prior to Closing.

(b)  Except as expressly authorized by this Agreement, the Company will not use the Licensed Marks. The Company agrees to state in appropriate places on all materials containing the Licensed Marks that the Licensed Marks are trademarks or service marks of the Contributing Stockholder and to include the symbols TM, SM or ®, as appropriate. The Contributing Stockholder does not grant any other rights in or to its marks other than those expressly granted hereunder, and the Company expressly acknowledges the Contributing Stockholder’s exclusive ownership of the Licensed Marks. The Company agrees not to take any action inconsistent with such ownership. The Company agrees not to adopt, use or attempt to register any trademarks, service marks or tradenames that are similar or confusingly similar to the Licensed Marks or in such a way as to create combination marks with the Licensed Marks. The Company shall provide the Contributing Stockholder with samples of all materials that use the Licensed Marks for the Contributing Stockholder’s quality control purposes. The Contributing Stockholder may suspend, in whole or in part, the license to use the Licensed Marks if, in the Contributing Stockholder’s sole discretion, the use of the Licensed Mark does not comply with its then-current trademark or service mark usage policy.

5.14     401(k) Plan Accounts.    As soon as practicable following the Closing Date, the Contributing Stockholder shall cause the trustee of the National Data Corporation 401(k) plan (the “Contributing Stockholder 401(k) Plan”) to transfer directly to the trustee of the MedUnite Inc. 401(k) plan (the “Company’s 401(k) Plan”), in cash, the account balance (including any loan balances) of each Business Employee who is a participant under the Contributing Stockholder 401(k) Plan and who has commenced employment with the Company. Such transfer shall comply with the requirements of Section 414(l) of the Code and all other applicable provisions of the Code and ERISA and shall be carried out under procedures mutually agreeable to the Contributing Stockholder and the Company. Promptly after the Closing, the Company shall provide the Contributing Stockholder with a copy of the determination or opinion letter, as applicable, as to the Company 401(k) Plan’s tax qualified status under Section 401(a) of the Code.

5.15     Certain Payor Contracts.    As soon as practicable after the Effective Time, the Contributing Stockholder will use its reasonable efforts to obtain the Consents required for the Payor Contracts listed on Schedule 5.15 of the Contributing Stockholder Disclosure Schedule and the Company will cooperate in good faith with the Contributing Stockholder in its efforts to obtain such Consents. If any such Consent is not obtained within 90 days of the Closing Date, the Company shall be entitled to the remedies set forth in Section 9.7 and Section 9.8, as applicable.

6.     CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE.

The Company’s obligation to accept the contribution of the Contributed Assets and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in writing):

6.1     Accuracy Of Representations.    All of the representations and warranties made by the Contributing Stockholder in this Agreement considered individually and in the aggregate, shall have been true and complete in all material respects as of the date of this Agreement, and shall be true and complete in all material respects as of the Effective Time as if made at the Effective Time (in each case without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties and without giving effect to any Disclosure Schedule Updates).

6.2     Governmental Approvals.    All Consents required to be obtained by the Company or the Contributing Stockholder from a Governmental Body, in each case in order to consummate the Transactions, shall have been obtained and shall be in full force and effect and all waiting periods required by any Legal Requirement shall have expired; provided, however, that no such Consent shall be deemed obtained if it would impose a Burdensome Condition on the Company or its stockholders and Subsidiaries.

6.3     No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes the consummation of the Transactions illegal or imposes a Burdensome Condition on the Company or its stockholders or Subsidiaries.

6.4     Performance Of Obligations.

(a)  Each of the documents referred to in Sections 1.4(b)(i) shall have been executed by each of the parties thereto and delivered to the Company.

(b)  All of the other covenants and obligations that the Contributing Stockholder is required to comply with or to perform pursuant to this Agreement at or prior to the Closing considered individually and in the aggregate, shall have been duly complied with and performed in all material respects.

6.5     Additional Documents.    The Company shall have received the following documents:

(a)  an opinion letter from Troutman Sanders LLP, dated the Closing Date, in substantially the form of Exhibit F-1;

(b)  evidence, reasonably satisfactory to the Company, that all Encumbrances listed on Part 2.6 of the Contributing Stockholder Disclosure Schedule have been removed;

(c)  a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Contributing Stockholder to the effect that the Contributing Stockholder has satisfied each of the conditions set forth in Section 6.1 and 6.4(b); and

(d)  a release by the Contributing Stockholder of all former Business Employees who commence employment with the Company from any confidentiality or intellectual property restrictions contained in any Contract between such employees and the Contributing Stockholder to the extent such confidentiality or intellectual property restrictions relate to the operations of the Contributed Business.

6.6     No Governmental Litigation.    There shall not be pending or threatened any Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither the Contributing Stockholder nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from the Company or any of its Subsidiaries any damages or other relief that may be material to the Company; or (c) which would materially and adversely affect the Transactions or the right of the Company or any Subsidiary of the Company to own the Contributed Assets or to operate the Contributed Business.

6.7      No Other Litigation.    There shall not be pending any Proceeding against the Company in which, in the reasonable judgment of the Company, there is a reasonable possibility of an outcome that would: (a) challenge or seek to restrain or prohibit the consummation of the Transactions; or (b) materially and adversely affect the Transactions or the right of the Company or any Subsidiary of the Company to own the Contributed Assets or operate the Contributed Business, provided, however, that in the case of each of (a) and (b) above, the damages to the Company and its Subsidiaries would be reasonably likely to exceed $10 million.

6.8     Services Agreements.    The Transition Services Agreement, the Statement Processing Services Agreement and each of the Marketing Agreements shall have been executed and delivered to the Company by the Contributing Stockholder and, assuming the execution and delivery by the counterparties thereof, shall be in full force and effect.

6.9     Related Agreements.    The Contributing Stockholder and the Founders shall have executed and delivered each Related Agreement to which they are a party, and, assuming the execution and delivery by the counterparties thereto, each Related Agreement shall be in full force and effect.

6.10     Third Party Consents.    Each third-party Consent for the lawful transfer of the Contributed Assets listed on Exhibit G shall have been obtained without cost to the Company and shall be in full force and effect; provided, however, that no such Consent shall be deemed obtained if it would impose a Burdensome Condition on the Company or its stockholders or Subsidiaries.

6.11     Outsourcing Agreements.    Each of the Outsourcing Agreements shall have been executed and delivered by the Contributing Stockholder and, assuming execution and delivery by the counterparties thereof, shall be in full force and effect.

6.12     Series A Preferred Stock Financing.    The closing of the Series A Preferred Stock Financing shall be occurring simultaneously with the Closing of the Transactions.

6.13     Employment Agreement.    The Employment Agreement, dated May 12, 1999, between Mr. Robert Strickland and the Contributing Stockholder shall be terminated and all of its provisions, including Sections 7, 8 and 9 therein, shall be of no further force and effect.

6.14     Norcross Sublease and Software License.    Each of the Norcross Sublease and the Software License Agreement shall have been executed and delivered by the Contributing Stockholder and, assuming execution and delivery by the counterparties thereof, shall be in full force and effect.

6.15     Business Employee Bonuses.    The Contributing Stockholder shall have paid in full all year-end and/or merit bonuses to Business Employees with respect to performance for the fiscal year ended May 31, 2001.

6.16     Company Transition Services Agreement.    The Company Transition Services Agreement in the form of Exhibit L shall have been executed and delivered by the Contributing Stockholder and, assuming the execution and delivery by the counterparties thereto, shall be in full force and effect.

7.     CONDITIONS PRECEDENT TO THE CONTRIBUTING STOCKHOLDER’S OBLIGATION TO CLOSE.

The Contributing Stockholder’s obligation to contribute the Contributed Assets and to take the other actions required to be taken by the Contributing Stockholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Contributing Stockholder, in whole or in part, in writing):

7.1     Accuracy Of Representations.    All of the representations and warranties made by the Company in this Agreement considered individually and in the aggregate, shall have been true and complete in all material respects as of the date of this Agreement and shall be true and complete in all material respects as of the Effective Time as if made at the Effective Time (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

7.2     Consents and Governmental Approvals.    All Consents required to be obtained (i) by the Company from any Person other than a Governmental Body, and (ii) by the Company or the Contributing Stockholder from a Governmental Body, in each case in order to consummate the Transactions, shall have been obtained and shall be in full force and effect and all waiting periods required by any Legal Requirement shall have expired; provided, however, that no such Consent shall be deemed obtained if it would impose a Burdensome Condition on the Company, the Contributing Stockholder or their respective Subsidiaries.

7.3     No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes the consummation of the Transactions illegal or imposes a Burdensome Condition on the Company, the Contributing Stockholder or their respective Subsidiaries.

7.4     Company’s Performance.

(a)  The Company shall have executed and delivered the Assumption Agreement and shall have issued to the Contributing Stockholder the Equity Consideration and the Promissory Note contemplated by Section 1.4(b)(ii) and Section 1.4(b)(iv).

(b)  All of the other covenants and obligations that the Company is required to comply with or to perform pursuant to this Agreement at or prior to the Closing considered individually and in the aggregate shall have been duly complied with and performed in all material respects.

(c)  The Contributing Stockholder shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the Company has satisfied each of the conditions set forth in Section 7.1 and 7.4(b).

(d)  The Contributing Stockholder shall have received an opinion letter from Cooley Godward LLP, dated the Closing Date, in substantially the form of Exhibit F-2.

(e)  The Contributing Stockholder shall have received a certificate executed by the Chief Financial Officer of the Company to the effect that consistent with the resolutions adopted by the Company’s Board of Directors, the Chief Financial Officer of the Company in good faith has made the determination that the value of the Contributed Assets is under $50,000,000.

7.5     No Governmental Litigation.    There shall not be pending or threatened any Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither the Contributing Stockholder nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from the Company, the Contributing Stockholder or any of their respective Subsidiaries any damages or other relief that may be material to the Company or the

Contributing Stockholder; or (c) which would materially and adversely affect the Transactions or the right of the Company or any Subsidiary of the Company to own the Contributed Assets or to operate the Contributed Business.

7.6     No Other Litigation.    There shall not be pending any Proceeding against the Company or the Contributing Stockholder in which, in the reasonable judgment of the Contributing Stockholder, there is a reasonable possibility of an outcome that would: (a) challenge or seek to restrain or prohibit the consummation of the Transactions; or (b) materially and adversely affect the Transactions or the right of the Company or any Subsidiary of the Company to own the Contributed Assets or operate the Contributed Business, provided, however, that, in the case of each of (a) and (b) above, the damages to the Company, the Contributing Stockholder or their respective Subsidiaries would be reasonably expected to exceed $10 million with respect to the Company or $10 million with respect to the Contributing Stockholder.

7.7     Services Agreements.    The Transition Services Agreement, the Statement Processing Services Agreement and each of the Marketing Agreements shall have been executed and delivered to the Contributing Stockholder by the Company and, assuming execution and delivery by the counterparties thereof, shall be in full force and effect.

7.8    Related Agreements.    The Company and the Founders shall have executed and delivered each Related Agreement to which they are a party, and, assuming execution and delivery by the counterparties thereof, each Related Agreement shall be in full force and effect.

7.9     Series A Preferred Stock Financing.    The closing of the Series A Preferred Stock Financing shall be occurring simultaneously with the Closing of the Transactions.

7.10     Outsourcing Agreements.    Each of the Outsourcing Agreements shall have been executed and delivered to the Contributing Stockholder by the Company and, assuming execution and delivery by the counterparties thereof, shall be in full force and effect.

7.11     Norcross Sublease and Software License.    Each of the Norcross Sublease and the Software License Agreement shall have been executed and delivered by the Company to the Contributing Stockholder and, assuming execution and delivery by the counterparties thereof, shall be in full force and effect.

7.12     Company Transition Services Agreement.    The Company Transition Services Agreement in the form of Exhibit L shall have been executed and delivered by the Company and, assuming the execution and delivery by the counterparties thereto, shall be in full force and effect.

7.13     Service Agreements with the Founders.    The Company shall have entered into a service agreement with each Founder on substantially equivalent terms (including pricing) as the service agreement term sheet signed by each Founder and the Company and previously provided to the Contributing Stockholder.

7.14     Data Access.    The Company and the Contributing Stockholder shall have entered into an arrangement on mutually agreeable terms whereby the Company will provide to the Contributing Stockholder for a limited period of time certain data which historically has been provided by the Norcross facility to certain third parties previously identified to the Company by the Contributing Stockholder.

8.     TERMINATION.

8.1     Termination Events.    This Agreement may be terminated prior to the Closing:

(a)  by the Company if (i) there is a Breach of any covenant or obligation of the Contributing Stockholder in this Agreement, or (ii) there is a Breach of the Contributing Stockholder’s representations and warranties in this Agreement as of the date of this Agreement or as of any subsequent date (as if made on such subsequent date); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a) on account of any Breach which is curable by the Contributing Stockholder unless the Contributing Stockholder fails to cure such Breach within 15 calendar days after receiving written notice of such Breach from the Company;

(b)  by the Contributing Stockholder if (i) there is a Breach of any covenant or obligation of the Company in this Agreement, or (ii) there is a Breach of the Company’s representations and warranties in this Agreement as of the date of this Agreement or as of any subsequent date (as if made on such subsequent date); provided, however, that the Contributing Stockholder shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) on account of any Breach which is curable by the Company unless the Company fails to cure such Breach within 15 calendar days after receiving written notice of such Breach from the Contributing Stockholder;

(c)  by either the Company or the Contributing Stockholder if the Closing has not taken place on or before August 31, 2001 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement); provided, however, that if the parties hereto file a notification under the HSR Act and receive on or prior to the Termination Date a second request for information from the Federal Trade Commission in connection with such filing, the Termination Date shall be automatically extended by the number of calendar days from receipt of such second request for information until final action by the Federal Trade Commission on the HSR Act notification;

(d)  by the mutual written consent of the Company and the Contributing Stockholder;

(e)  by the Company or the Contributing Stockholder if the Federal Trade Commission or any successor Governmental Body advises the Company that it will issue its Consent to the consummation of the transactions contemplated in the Transactional Agreements if and only if any of the Company, the Contributing Stockholder, any of their respective Subsidiaries or the stockholders of the Company becomes subject to a Burdensome Condition; and

(f)  by the Company, pursuant to Section 5.8.

8.2     Termination Procedures.    If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to the Contributing Stockholder a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement. If the Contributing Stockholder wishes to terminate this Agreement pursuant to Section 8.1, the Contributing Stockholder shall deliver to the Company a written notice stating that the Contributing Stockholder is terminating this Agreement and setting forth a brief description of the basis on which the Contributing Stockholder is terminating this Agreement.

8.3     Effect Of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.5.

8.4     Nonexclusivity Of Termination Rights.    The termination rights provided in Section 8.1 shall not be deemed to be an exclusive right or remedy. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.     INDEMNIFICATION, ETC.

9.1     Survival Of Representations And Covenants.

(a)  The representations, warranties, covenants and obligations of the Contributing Stockholder and the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(b)  The representations, warranties, covenants and obligations of each party to this Agreement shall survive (A) the Closing and the contribution of the Contributed Assets to the Company; (B) any sale or other disposition of any or all of the Contributed Assets by the Company; and (C) the dissolution of any party to this Agreement as follows: (i) the representations and warranties set forth in Sections 2.3, 2.4, 2.5, 2.6(c), 2.6(e), 2.6(f), 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.19, 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.29 and 2.30 shall survive until 11:59 p.m. (PST) on the last calendar day of the eighteenth month immediately following the Closing Date, (ii) the representations and warranties set forth in Section 2.20 shall survive until 11:59 p.m. (PST) on the earlier of the next business day following the termination of the relevant statute of limitations or the date on which all Liabilities under each Company Employee Benefit Plan have been satisfied, (iii) the representations and warranties set forth in Sections 2.18, and 2.21 shall survive until 11:59 p.m. (PST) on the next business day following the termination of the relevant statute of limitations, (iv) the representations and warranties set forth in Sections, 2.1, 2.2, 2.6(a), 2.6(b), 2.6(d), 3.1 and 3.2 shall survive indefinitely, except that, with respect to any individual Breach of such representations and warranties, the right of an Indemnified Party to bring an indemnification claim shall expire at 11:59 p.m. (PST) on the first anniversary of the date on which such Indemnified Party had knowledge of such Breach; (v) the provisions of Section 2.28 and Section 5.11 shall survive indefinitely, (vi) the covenants set forth in this Agreement (other than those contained in Section 2.28 or Section 5.11) shall survive until the expiration of the relevant statute of limitations unless a shorter period of time is expressly specified therein and (vii) the representations and warranties set forth in Sections 3.3 through 3.15 shall survive until 11:59 (PST) on the first anniversary of the Closing (each of the time periods in (i) through (vii), a “Survival Period”); provided, however, that if a Claim Notice (as defined below) relating to any representation, warranty or covenant is given to the indemnifying party on or prior to the expiration of the applicable Survival Period, then, notwithstanding anything to the contrary contained in this Section 9.1(b), such representation, warranty or covenant shall not so expire, but rather shall remain in full force and effect until such time as such claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Contributing Stockholder and the Company or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(c)  For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty or covenant shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the indemnifying party a written notice stating that such Indemnitee believes that there is or has been a Breach of such representation, warranty or covenant and containing (i) a description in reasonable detail of the circumstances supporting such Indemnitee’s good faith belief that there is or has been such a Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of such Breach.

(d)  For purposes of this Agreement, each statement or other item of information set forth in a Disclosure Schedule shall be read in conjunction with and deemed to be a part of the respective representation and warranty made in this Agreement by the party delivering such Disclosure Schedule.

9.2     Indemnification By The Contributing Stockholder.

(a)  Subject to the provisions of this Section 9, the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(i)  any Breach of any of the representations or warranties made by the Contributing Stockholder in this Agreement, except for any Breach of the representations and warranties set forth in Section 2.6(c) of this Agreement;

(ii)  any Breach of any covenant or obligation of the Contributing Stockholder contained in this Agreement, except for any Breach of Section 1.5;

(iii)  any failure on the part of the Contributing Stockholder to perform and discharge the Excluded Liabilities on a timely basis;

(iv)  any Liability (other than the Assumed Liabilities) to which the Company or any of the other Company Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to any failure to comply with any bulk transfer law in connection with the contribution of the Contributed Assets to the Company; or

(v)  any Proceeding relating to any Breach referred to in clauses (i) or (ii) above and any Liability referred to in clauses (iii) and (iv) above (including any Proceeding commenced by any Company Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b)  Subject to Section 9.2(d), the Contributing Stockholder shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(v) (other than Proceedings related to Section 9.2(iii)) until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations, warranties or covenants) that have been suffered or incurred by any one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate, and then only to the extent of such excess.

(c)  Notwithstanding anything in this Agreement to the contrary, subject to Section 9.2(d), the Contributing Stockholder’s aggregate liability for any indemnification payments pursuant to Section 9.2(a)(i), 9.2(a)(ii) and 9.2(a)(v) (other than Proceedings related to Section 9.2(a)(iii)) shall be limited to and shall not exceed, $3,000,000 (the “Contributing Stockholder Indemnity Cap”); provided, however, that the Contributing Stockholder Indemnity Cap shall not apply to any indemnification obligations of the Contributing Stockholder arising out of any breach of Section 2.6(b) and Section 2.6(d).

(d)  The limitation on the indemnification obligations of the Contributing Stockholder that is set forth in Section 9.2(b) and Section 9.2(c) shall not apply to (i) any Breach of Section 5.4 or (ii) any willful misconduct, including willful Breach, intentional misrepresentation or fraud by the Contributing Stockholder or any of its Subsidiaries.

(e)  Notwithstanding anything in this Agreement to the contrary, if the Company (i) suffers or incurs Damages with respect to the Governmental Authorization Contracts or (ii) receives a notification from a counterparty to any Governmental Authorization Contract to the effect that such Governmental Authorization Contract has not been legally assigned to the Company, then (A) in the case of 9.2(e)(ii) above, the Company shall provide such notification to the Contributing Stockholder before any remedy is undertaken by the Company and before the Company seeks indemnification under Article 9, and (B) in the case of either 9.2(e)(i) or 9.2(e)(ii) above, before the Company exercises its rights to seek indemnification or any other remedy provided under this Agreement, it will notify the Contributing Stockholder and permit the Contributing Stockholder to perform its obligations under Section 5.6(c)(ii) for a period of sixty (60) days.

(f)  Notwithstanding anything in this Agreement to the contrary, the Contributing Stockholder shall hold harmless and indemnify each Company Indemnitee from and against any Damages that are suffered or incurred by any of the Company Indemnitees in connection with any matter identified in writing by the Company to the Contributing Stockholder with respect to any Contributed Business Contract included in the Contributed Assets, and identified on Exhibit M (it being understood that the Company may from time to time update Exhibit M based on new Discovered Contracts produced by the Contributed Stockholder) (such Contract, “Discovered Contract”); provided, however, that this Section 9.2(f) shall not apply to (i) any matter identified by the Company later than 30 calendar days following actual receipt by the Company of such Discovered Contract, and (ii) any matter identified by the Company if such matter is substantially consistent with the terms of a group of comparable Contributable Business Contracts included in the Contributed Assets, a copy of which had been previously provided to the Company.

9.3     Indemnification By Company.

(a)  Subject to the provisions of this Section 9, the Company shall hold harmless and indemnify each of the Contributing Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Contributing Stockholder Indemnitees for, any Damages that are suffered or incurred by any of the Contributing Stockholder Indemnitees or to which any of the Contributing Stockholder Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

(i)  any failure on the part of the Company to perform and discharge the Assumed Liabilities on a timely basis;

(ii)  any Breach of any covenant or obligation of the Company contained in this Agreement; or

(iii)  any Proceeding relating to any Liability referred to in clause (i) and any Breach referred to in clause (ii), (including any Proceeding commenced by any Contributing Stockholder Indemnitee for the purpose of enforcing its rights under this Section 9.3).

(b)  The Company shall not be required to make any indemnification payment pursuant to Section 9.3(a)(ii) or Section 9.3(a)(iii) (other than Proceedings related to Section 9.3(a)(i)) until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its covenants) that have been suffered or incurred by any one or more of the Contributing Stockholder Indemnitees, or to which any one or more of the Contributing Stockholder

Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate, and then only to the extent of such excess.

(c)  The limitation on the indemnification obligation of the Company that is set forth in Section 9.3 shall not apply to any willful misconduct, including willful Breach, intentional misrepresentation or fraud by the Company or its Subsidiaries.

9.4     Setoff.    The parties hereto agree that any payments required to be made by any party pursuant to this Section 9 shall be made without any withholding, deduction or set-off, and each party hereto agrees not to assert a right of set-off at common law or otherwise.

9.5     Defense of Third Party Claim.

(a)  Within thirty (30) days after delivery to the indemnifying party of any Claim Notice with respect to any claim, demand or action by a third party solely for money damages (hereinafter referred to as a “Monetary Adverse Claim”) against an Indemnitee, the indemnifying party shall have the right, by written notice to the Indemnitee, to conduct the defense of, and the negotiations for settlement with respect to, the Monetary Adverse Claim, in good faith and at its own expense. The indemnifying party shall control such defense and negotiations and shall retain the right to make final decisions with respect to the defense or settlement thereof. If the indemnifying Party has given the Indemnitee such notice with respect to a Monetary Adverse Claim, the Indemnitee shall nevertheless have the right to participate in the defense or settlement thereof at its own expense, without a right of reimbursement for such expense. If the indemnifying party does not so notify the Indemnitee of its election to conduct the defense of a Monetary Adverse Claim or at any time thereafter fails to defend such Monetary Adverse Claim, the Indemnitee may conduct the defense of the Monetary Adverse Claim. The Indemnitee may at any time notify the indemnifying party of its intention to settle, compromise or satisfy any Monetary Adverse Claim (the defense of which the indemnifying party has not undertaken) and may make such settlement, compromise or satisfaction unless the indemnifying party notifies the Indemnitee in writing (within thirty (30) days after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such Monetary Adverse Claim and promptly thereafter takes appropriate action to implement such defense.

(b)  Within thirty (30) days after delivery to the indemnifying party of any Claim Notice with respect to any claim, demand or action by a third party not solely for money damages (hereinafter referred to as an “Equitable Adverse Claim”) against an Indemnified Party, the Indemnified Party shall have the right, by written notice to the indemnifying party, to designate the indemnifying party to conduct the defense of, and the negotiations for settlement with respect to, the Equitable Adverse Claim, in good faith and at its own expense. The indemnifying party shall control such defense and negotiations and shall retain the right to make final decisions with respect to the defense or settlement thereof; provided, however, that it shall keep the Indemnified Party fully informed on a current basis regarding the status of the Proceedings. If the Indemnified Party has given the indemnifying party such notice with respect to an Equitable Adverse Claim, the Indemnified Party shall nevertheless have the right to participate in the defense or settlement thereof at its own expense, without a right of further reimbursement for such expense. Notwithstanding the foregoing, and regardless of whether the Indemnified Party had previously elected to allow an indemnifying party to defend an Equitable Adverse Claim, the Indemnified Party may at any time by notice to the indemnifying party assume the exclusive right to defend, compromise or settle such Equitable Adverse Claim without the consent of the indemnifying party and at the sole expense of the indemnifying party.

9.6     Exercise Of Remedies By Indemnitees Other Than Parties To This Agreement.    No Indemnitee (other than the parties to this Agreement or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the respective party to this Agreement entitled to indemnification (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.7    Payment of Replacement Costs by the Contributing Stockholder.

(a)  Subject to Section 9.7(b), Section 9.7(c) and Section 9.8, the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Replacement Costs, in the case of Section 9.7(a)(i) and Section 9.7(a)(ii), or any Damages, in the case of Section 9.7(a)(iii) that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Replacement Costs or Damages relate to any third-party claim) and that arise from or as a result of:

(i)  Any Breach of the representations and warranties made by the Contributing Stockholder in Section 2.6(c) of this Agreement;

(ii)  Any Contributed Asset, contemplated in Section 1.5 but subject to Section 5.15 and Section 9.12, for which the required Consent for transfer to the Company was not obtained prior to the Effective Time, except for the Contracts between the Contributing Stockholder, on the one hand, and Physicians on the other hand, included in the Contributed Assets; or

(iii)  Subject to Section 5.15 and Section 9.12, any Proceeding by (A) a counterparty to a Contributed Business Contract (other than any Contract with Physicians) included in the Contributed Assets requiring Consent for transfer to the Company if and only if such Proceeding relates to a Breach of such Contributed Business Contract included in the Contributed Assets due to the failure to obtain prior to the Effective Time the required Consent from such counterparty pursuant to the terms of such Contributed Business Contract included in the Contributed Assets, or (B) by any Payor listed on Schedule 9.12 of the Contributing Stockholder Disclosure Schedule if and only if such Proceeding relates to the failure to obtain any required Consent from such Payor.

(b)  Notwithstanding anything in this Agreement to the contrary, subject to Section 9.7(e), the Contributing Stockholder shall not be required to make any payments pursuant to Section 9.7(a):

(i)  with respect to any individual occurrence not exceeding $25,000 in Replacement Costs, unless the aggregate amount of Replacement Costs has exceeded the amount set forth in Section 9.7(b)(ii); and

(ii)  until such time as the total amount of all Replacement Costs that have been incurred by one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have become subject, exceeds $200,000 in the aggregate, and then only to the extent of such excess, it being understood that any individual occurrence not exceeding $25,000 as contemplated in Section 9.7(b)(i) shall be counted in computing the aggregate threshold set forth in this Section 9.7(b)(ii).

(c)  Notwithstanding anything in this Agreement to the contrary, subject to Section 9.7(e), the Contributing Stockholder’s aggregate liability for any payments pursuant to Section 9.7(a)(i), Section 9.7(a)(ii) and Section 9.7(a)(iii) shall be limited to, and shall not exceed $3,000,000.

(d)  For purposes of this Agreement, a demand for payment of Replacement Costs exceeding the applicable limitations set forth in Sections 9.7(b)(i) and 9.7(b)(ii) (the “Replacement Cost Demand”) shall be deemed given if any Company Indemnitee, acting in good faith, delivers to the Contributing Stockholder a written notice stating that such Company Indemnitee believes that an amount of Replacement Costs has been incurred or is reasonably likely to be incurred in the immediate future and including (i) a description in reasonable detail of the circumstances supporting such Company Indemnitee’s good faith belief that an amount of Replacement Costs has been incurred or is reasonably likely to be incurred in the immediate future, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of such Replacement Cost.

(e)  The limitations on the Replacement Cost payment obligations of the Contributing Stockholder set forth in Section 9.7(c) and Section 9.7(d) shall not apply to any willful misconduct, including any willful Breach, intentional misrepresentation or fraud by the Contributing Stockholder or any of its Affiliates.

9.8     Alternative Arrangements In Lieu of Payment For Replacement Costs.

(a)  The parties agree and acknowledge that in lieu of the immediate payment obligation with respect to Replacement Costs pursuant to Section 9.7, the Contributing Stockholder and the Company may agree, in accordance with the provisions of Section 9.8(e), that instead of paying to the Company the amount of Replacement Costs due pursuant to Section 9.7, the Contributing Stockholder may take any one of the actions set forth in Section 9.8(b), Section 9.8(c) or Section 9.8(d).

(b)  If and only if (A) the Replacement Cost payable by the Contributed Stockholder pursuant to Section 9.7(a) is related solely to a service (and not to an Asset) and (B) in the reasonable judgment of the Company, the Contributing Stockholder is capable of performing such service with similar quality to that provided to the Contributing Business prior to the Effective Time, then the Contributing Stockholder may provide such service to the Company or any of its Affiliates, as applicable, on an outsourcing basis and at a cost to the

Company or any of its Affiliates not to exceed the historic costs therefor as represented on the Contributed Business Pro Forma Financial Statements to the extent such historic costs are an Assumed Liability, but taking into account any express price escalation provisions contained as of the date hereof in any Contract included in the Contributed Assets (such service, a “Substitute Service”) for a period of time as required by the Company not to exceed the applicable term of the underlying service arrangement included in the Contributed Assets (the “Mitigating Service Period”) on the terms and conditions (other than duration and payment terms) substantially equivalent to the terms of the Transition Services Agreement. At the end of the Mitigating Service Period, the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Replacement Costs related to the service set forth in the original Replacement Cost Demand; it being understood that such Replacement Costs shall be measured and computed as of the last calendar day immediately after the end of the Mitigating Service Period. In addition, subject to the limitations set forth in Section 9.7(c), the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from each Substitute Service Arrangement, except for Damages arising from any Contract breach by the Company.

(c)  If and only if (A) the Replacement Cost payable by the Contributing Stockholder pursuant to Section 9.7(a) is related solely to a tangible asset and (B) the Contributing Stockholder has, and is able to convey to the Company in accordance with applicable Legal Requirements, good and valid title to a replacement asset reasonably acceptable to the Company (the “Replacement Asset”), free and clear of any Encumbrances (other than Permitted Encumbrances), then, in lieu of paying the Replacement Costs associated with such tangible asset, the Contributing Stockholder may transfer to the Company, at no cost and expense to the Company or its Affiliates, good and valid title to such Replacement Asset, free and clear of any Encumbrances (other than Permitted Encumbrances). Subject to the limitations set forth in Section 9.7(c), the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from a failure by the Contributing Stockholder to vest in the Company good and valid title to any Replacement Asset, free and clear of any Encumbrances, other than Permitted Encumbrances.

(d)  If and only if (A) the Replacement Cost payable by the Contributing Stockholder pursuant to Section 9.7(a)(ii) is related solely to a Contract and (B) in the reasonable judgment of the Company, the Contributing Stockholder is capable of providing an arrangement (including entering into a subcontract on the same terms and conditions as the underlying Contract) which provides to the Company all of the material benefits of the Contributing Stockholder’s rights under such Contract, then the Contributing Stockholder may provide, at a cost to the Company or its Affiliates not to exceed the historic costs therefor as represented on the Contributed Business Pro Forma Financial Statements to the extent such historic costs are an

Assumed Liability (but taking into account any express price escalation provisions contained as of the date hereof in any Contract included in the Contributed Assets) a substitute arrangement with respect to such Contract (including entering into a subcontract on the same terms and conditions as the underlying Contract) (such arrangement, a “Substitute Arrangement”) which provides to the Company all of the benefits of the Contributing Stockholder’s rights under such Contract and for the term of such Contract. The terms of each Substitute Arrangement shall be negotiated in good faith by the Company and the Contributing Stockholder to be consistent with the terms and intent of this Agreement. Subject to the limitations set forth in Section 9.7(c), the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from each Substitute Arrangement, other than any Contract breach by the Company.

(e)  Within five business days of receipt by the Contributing Stockholder of a Replacement Cost Demand, the Contributing Stockholder may send to the Company a written notice (the “Action Notice”) (i) setting forth the specific action which the Contributing Stockholder wishes to take pursuant to one of Sections 9.8(b), 9.8(c) or 9.8(d) in lieu of the immediate payment of Replacement Costs by the Contributing Stockholder, (ii) describing in reasonable detail the facts and circumstances supporting the belief of the Contributing Stockholder that it is able to take the specific action set forth in Sections 9.8(b), 9.8(c) or 9.8(d), as applicable, without any cost or expense to the Company or its Affiliates in excess of the historic costs therefor as represented on the Contributing Stockholder Financial Statements to the extent such historic costs are an Assumed Liability (but taking into account any express price escalation provisions contained as of the date hereof in any Contract included in the Contributed Assets), and (iii) an irrevocable commitment with respect to the date on which the specific action set forth in Sections 9.8(b), 9.8(c) or 9.8(d), as applicable, will become effective. The Company shall have ten business days to review the Action Notice (the “Review Period”), and the Contributing Stockholder shall make available to the Company and its Representatives to answer any inquiries or provide other oral or written information reasonably requested by the Company related to the Action Notice. If at the end of the Review Period the Company concludes in good faith that it is not reasonably likely that the Contributing Stockholder can take the action specified in the Action Notice without the Company incurring any Damages in excess of the Replacement Costs set forth in the Replacement Cost Demand, the Company may, within two calendar days after the end of the Review Period, decline in a written notice to the Contributing Stockholder (the “Decline Notice”) to accept the specific action set forth in the Action Notice in lieu of the payment of Replacement Costs, in which case the Contributing Stockholder shall pay such Replacement Costs as set forth in Section 9.7 of this Agreement. If the Company does not send a Decline Notice to the Contributing Stockholder, then the parties will exercise their respective reasonable efforts to implement the arrangement described in the Action Notice prior to the irrevocable commitment date specified in such Action Notice. Subject to the limitations set forth in Section 9.7(c), the Contributing Stockholder shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages that are suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees otherwise becomes subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from any failure by the Contributing Stockholder to implement the arrangement described in the Action Notice prior to the binding commitment date specified in such Action Notice.

(f)  The Company and the Contributing Stockholder agree and acknowledge that to the extent the cost of any of the arrangements contemplated by Section 9.8(a) is counted for purposes of computing the limitation set forth in Section 9.7(c), the amount counted against the limitation set forth in Section 9.7(c) shall be the actual out-of-pocket cost to the Contributing Stockholder of any such arrangements.

9.9     Exclusive Remedy For Certain Claims.

(a)  From and after the Effective Time, the provisions of this Section 9 shall provide the sole and exclusive remedy of the Company for any Breach of this Agreement by the Contributing Stockholder, and shall preclude the assertion of any other right or remedy by the Company in connection therewith provided, however, that this Section 9.9 shall not preclude or otherwise limit the assertion of (i) any right or remedy for willful misconduct, including willful Breach, intentional misrepresentation or fraud by any Person, or (ii) any right or remedy for specific performance or other equitable relief, including specific performance of the covenants contained in Sections 5.4, 5.5 and 5.6 of this Agreement.

(b)  From and after the Effective Time, the provisions of this Section 9 shall provide the sole and exclusive remedy of the Contributing Shareholder for any Breach by the Company of any covenant contained in this Agreement, and shall preclude the assertion of any other right or remedy by the Contributing Shareholder in connection therewith provided, however, that this Section 9.9 shall not preclude or otherwise limit the assertion of (i) any right or remedy for willful misconduct, including willful Breach, intentional misrepresentation or fraud by any Person, (ii) any right or remedy for specific performance or other equitable relief, including specific performance of the covenants contained in Sections 5.5 and 5.6 of this Agreement, or (iii) any right or remedy with respect to any Breach of this Agreement by the Company for which indemnification for such Breach is not provided for in this Agreement.

9.10    Additional Limitations.

(a)  If and only if an Indemnified Party actually receives any payments from an insurance provider in respect of Damages suffered by it due to a Breach of this Agreement by the other party (such payments, “Insurance Reimbursements”), then such Indemnified Party shall accept such Insurance Reimbursements as full or partial satisfaction, as the case may be, with respect to the indemnification obligations of the indemnifying party to pay for Damages under this Agreement. If the indemnifying party has made a payment for Damages to the Indemnified Party, and the indemnified party subsequently receives any Insurance Reimbursements with respect to such Damages, then the Indemnified Party shall reimburse the indemnifying party in the amount of Insurance Reimbursements actually received subject to each of the following limitations: (i) the indemnifying party shall not be entitled to receive the first $200,000 of Insurance Reimbursements received by the Indemnified Party, (ii) the indemnifying party shall not be entitled to receive any Insurance Reimbursements in excess of Damages actually paid by the indemnifying party, and (iii) the indemnifying party shall not be entitled to receive Insurance

Reimbursements to the extent such Insurance Reimbursements relate to Damages suffered by the Indemnified Party after the aggregate amount of Damages paid by the indemnifying party exceeds the Contributing Stockholder Indemnity Cap if the indemnifying party is the Contributing Stockholder. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that if an indemnifying party receives a set-off or actual payment with respect to Insurance Reimbursements, the amount of Damages related to such Insurance Reimbursements shall be disregarded for all purposes of calculating the Contributing Stockholder Indemnity Cap and the indemnifying party shall not be deemed to have made any payments for Damages to the Indemnified Party to the extent of such Insurance Reimbursements for purposes of calculating the Contributing Stockholder Indemnity Cap. Further, the Company and the Contributing Stockholder expressly agree and acknowledge that nothing in this Agreement obligates either party to submit any claims for Insurance Reimbursements to any insurance provider, and the failure to submit any clam to an insurance provider shall not be asserted as a defense to payment of Damages or an offset for failure to mitigate Damages.

(b)  Notwithstanding anything to the contrary contained in this Section 9, the Company shall not be deemed to have incurred Damages as a result of a Breach of any representation or warranty of the Contributing Stockholder if the Damages resulting from such Breach shall have been properly reflected as a liability on the most recent Statement of Operations included in the Contributed Business Pro Forma Financial Statements (“P&L Liability”), provided, however, that this Section 9.10(b) shall not apply if each of the following conditions is not satisfied: (i) such P&L Liability is an Assumed Liability (taking into account any express price escalation provisions contained as of the date hereof in any Contract included in the Contributed Assets), (ii) the amount of Damages which the Company would be deemed not to have incurred pursuant to this Section 9.10(b) does not exceed the amount of P&L Liabilities recorded historically by the Contributing Stockholder with respect to the particular item which had given rise to such Damages, and (iii) the Company shall have received as part of the Contributed Assets the full benefits associated with the P&L Liability as a result of which the Company would have been deemed not to have incurred Damages pursuant to this Section 9.10(b).

9.11     Consequential Damages.

(a)  The parties agree and acknowledge that in the event of a Breach of Section 5.4 by the Contributing Stockholder, the Contributing Stockholder shall not be liable for any consequential, incidental, indirect or special damages (including loss of profits, loss of use or business stoppage) except as expressly set forth in Section 9.11(b).

(b)  The Contributing Stockholder agrees and acknowledges that in the event of a Breach of Section 5.4 the Contributing Stockholder shall disgorge and pay to the Company, in lieu of any consequential, incidental, indirect or special damages, an amount (plus interest to the date of payment) equal to any profits derived by the Contributing Stockholder as a result of its Breach of Section 5.4; it being expressly understood that nothing in this Section 9.11 is intended to limit the ability of the Company to recover as a result of a Breach of Section 5.4 any general or mitigation damages which are not consequential, incidental, indirect or special damages. For purposes of this Section 9.11, “profits” shall mean revenues minus direct cost to revenues.

(c)  The Contributing Stockholder hereby irrevocably waives any defense based in whole or in part on any claim that the profits derived by the Contributing Stockholder as a result of any Breach of Section 5.4 are a speculative, inappropriate or impracticable measure of damages in connection with any Breach of Section 5.4. The Contributing Stockholder further agrees that if it undertakes any legal action or Proceeding in law or in equity to avoid or otherwise frustrate its obligation to pay to the Company the profits derived by the Contributing Stockholder as a result of any Breach of Section 5.4, the provisions of Section 9.11(a) shall terminate immediately and shall be null and void; it being expressly understood that the Contributing Stockholder shall not be deemed to have violated the provisions of this second sentence of Section 9.11(c) if it has in good faith contested (A) the occurrence of any Breach of Section 5.4, or (B) the actual amount of payments to be made pursuant to Section 9.11(b); it being further understood, that if the Contributing Stockholder does not prevail in such contested legal action or Proceeding in law or in equity, the Company shall be entitled to recover attorney’s fees as set forth in Section 10.3.

9.12     Contracts with Certain Payors.    Notwithstanding anything in this Agreement to the contrary, if within 18 months after the Closing Date, claims submitted by the Company to any Payor listed on Schedule 9.12 of the Contributing Stockholder Disclosure are not rejected by such Payor due to failure by the Contributing Stockholder to obtain a Consent required with respect to such Payor, then any such Consent will be deemed to have been successfully obtained by the Contributing Stockholder, and the remedies set forth in this Article 9 afforded to the Company with respect to the failure to obtain Consent with respect to such Payor shall no longer be available; provided, however that the provisions of this Section 9.12 shall not apply with respect to any Payor listed on Schedule 9.12 of the Contributing Stockholder Disclosure if the Contributing Stockholder has not delivered prior to the Effective Time to such Payor a written notice of assignment reasonably satisfactory in form and substance to the Company; it being expressly understood that if any Payor listed on Schedule 9.12 of the Contributing Stockholder Disclosure shall reject any claims submitted by the Company within 18 months of the Closing Date due to the failure of a required Consent to be obtained with respect to such Payor, the Company shall be entitled to the remedies set forth in Section 9.7(a) of this Agreement.

10.     MISCELLANEOUS PROVISIONS.

10.1     Further Assurances.    Unless this Agreement is terminated pursuant to Section 8 hereof, each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) to give effect to the terms and conditions set forth in the Transactional Agreements.

10.2    Fees and Expenses; Investment Banking Fees.

(a)  Each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such party and its Representatives with respect to the Transactions; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b)  Notwithstanding anything to the contrary contained elsewhere in this Agreement, and regardless of whether or not the Closing takes place, the Contributing Stockholder and the Company shall each bear and pay 50% of the amount of any filing fee payable under the HSR Act in connection with the Transactions.

(c)  Notwithstanding anything to the contrary contained elsewhere in this Agreement, and regardless of whether or not the Closing takes place, each party to this agreement shall pay its own investment banking, broker or finder fees incurred in connection with the Transactions.

10.3     Attorneys’ Fees.    If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4     Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Contributing Stockholder:

NATIONAL DATA CORPORATION
NDC Plaza
Atlanta, GA 30329-2012
Attention: Randy Hutto, Chief Financial Officer
Telephone: (404) 728-2265
Facsimile: (404) 728-2780

With a copy (which copy shall not constitute notice) to:

Stephen E. Lewis, Esq.
Troutman Sanders LLP
600 Peachtree Street, Suite 5201
Atlanta, Georgia 30308-2216
Telephone: (404) 885-3000
Facsimile: (404) 962-6616

if to the Company:

MEDUNITE INC.
4445 Eastgate Mall, 2nd Floor
San Diego, CA 92121
Attention: David Cox
Telephone: (858) 812-2059
Facsimile: (858) 812-3309

With a copy (which copy shall not constitute notice) to:

Barbara Borden, Esq.
Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2128
Telephone: (858) 550-6000
Facsimile: (858) 453-3555

10.5     Time Of The Essence.    Time is of the essence in the performance of this Agreement.

10.6     Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7     Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8      Governing Law; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California) without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California or the metropolitan area of Atlanta, Georgia. Each party to this Agreement:

(i)      expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, California or the City of Atlanta, Georgia (and each appellate court located in the State of California or the State of Georgia) in connection with any such legal proceeding;

(ii)    agrees that each state and federal court located in the County of San Diego, California or the metropolitan area of Atlanta, Georgia shall be deemed to be a convenient forum; and

(iii)   agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Diego, California or the metropolitan area of Atlanta, Georgia, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.9      Successors And Assigns; Parties In Interest.

(a)   This Agreement shall be binding upon: the Contributing Stockholder and its successors and assigns (if any); and the Company and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Contributing Stockholder; the Company; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing.

(b)   Prior to the Effective Time, neither Party shall assign or delegate this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or unduly delayed. After the Effective Time, either party may assign this Agreement, provided, however, that such assignment shall not relieve the assigning party from any of its liabilities or obligations under this Agreement. For purposes hereof, any sale or transfer (whether structured as a sale of stock, merger, joint venture or otherwise) of an equity interest in either Party greater than or equal to fifty percent (50%) individually or in the aggregate, shall be deemed an assignment for which the other Party’s consent is required. Any purported assignment in violation of this Section 10.9 shall be null and void.

(c)  Except for the provisions of Section 9 and Section 5.11 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any); it being expressly understood that the Founders shall be intended third-party beneficiaries with respect to the provisions of Section 5.11. Without limiting the generality of the foregoing, (i) no employee of the Contributing Stockholder or the Company shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Contributing Stockholder or the Company shall have any rights under this Agreement or any of the other Transactional Agreements.

10.10     Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties hereto agree that: (a) in the event of any Breach or threatened Breach by any party hereto of Section 5.4, Section 5.5, Section 5.6, Section 5.7(d), Section 5.7(e), Section 5.9 and Section 9.11, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither such other party nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.11     Waiver.

(a)  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)   No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12     Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and the Contributing Stockholder.

10.13     Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14     Entire Agreement.    The Transactional Agreements and the Mutual Non-Disclosure Agreement between the Contributing Stockholder and the Company, dated as of August 8, 1998, as amended on December 7, 2000 (which shall continue in existence and not be affected by the execution of this Agreement or the Closing), set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

10.15     Construction.

(a)  For purposes of this Agreement, including the Exhibits hereto, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of June , 2001.

NATIONAL DATA CORPORATION, a Delaware corporation

By:
Name: Randy Hutto
Title: Chief Financial Officer

MEDUNITE INC., a Delaware corporation

By:
Name: David Cox
Title: Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction.    “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or substantially all of the business or assets of the Contributing Stockholder, or (b) any merger, consolidation, business combination, share exchange, tender offer reorganization or similar transaction involving the Contributing Stockholder in which (A) the Contributing Stockholder is the constituent corporation or (B) a Person or “group” (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) of Persons directly or indirectly acquires or seeks to acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Contributing Stockholder.

Affiliate.    “Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or within common control with such Person.

Agreement.    “Agreement” shall mean the Asset Contribution Agreement to which this Exhibit A is attached (including any Disclosure Schedule and Disclosure Schedule Update), as it may be amended from time to time.

Amended and Restated Certificate.    “Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company in the form of Annex 5.

Asset.    “Asset” shall mean any item regularly included in the computation of the asset column of a balance sheet prepared in accordance with GAAP, any Contract, Proprietary Asset, third-party licensed Proprietary Asset, real property lease, personal property lease or any other tangible or intangible asset or item of property whether or not such asset or item of property could reasonably be assigned any value by another Person.

Books and Records.    “Books and Records” shall mean:

(a)  All books, records, documents, files and papers of the Contributing Stockholder necessary for the conduct of the Contributed Business, whether in hard copy or electronic format, in the possession or control of the Contributing Stockholder or its Affiliates at the Effective Time including all customer files, customer account records, production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs and any other similar records, in each case, necessary for the conduct of the Contributed Business;

(b)  Copies of (1) all Tax records and Tax Returns to the extent related to the Contributed Business, (2) the personnel files of Transferred Employees and (3) the legal,

financial and accounting records to the extent related to the Contributed Business of which the Contributing Stockholder or any of its Affiliates is required to retain originals under any Legal Requirement.

Breach.    There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach or failure.

CERCLA.    “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Change in Control.    “Change in Control” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own 50% or less of the combined entity’s voting power immediately after such consolidation, merger or reorganization, or (ii) any transaction or series of related transactions to which the Company is a party in which at least 50% of the Company’s voting power is transferred, or (iii) the filing by the Company of a Proceeding under Chapter 7 of the United States Bankruptcy Code (11 U.S.C.A. Section 701 et seq.) if and only if such filing is not withdrawn within 60 days of the initial filing date.

Code.    “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

Company Disclosure Schedule.    “Company Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to the Contributing Stockholder, a copy of which is attached to this Agreement and incorporated in the Agreement by reference.

Company Contract.    “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Indemnitees.    “Company Indemnitees” shall mean the following Persons: (a) the Company; (b) the Company’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Confidential Information.    “Confidential Information” shall mean information related to processes, product development, price, customer support and customer lists, pricing, marketing plans, policies and strategies, operational methods, product development techniques, business plans and other confidential and non-public information.

Consent.    “Consent” shall mean any approval, consent, ratification, permission, waiver, authorization, filing, registration or notification (including any Governmental Authorization).

Contract.    “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature.

Contributed Business.    “Contributed Business” shall mean the physician real-time and batch intelligent clearinghouse network supporting office-based physician EDI as currently conducted by the Contributing Stockholder and which supports the gross revenues provided in the Contributed Business Pro Forma Financial Statements, including all operations of the Contributing Stockholder conducted in and through its computer network data center located in Norcross, Georgia.

Contributed Business Contracts shall mean any Contributing Stockholder Contract (1) included in the Contributed Assets or (2) required for the Contributing Stockholder’s performance of it obligations under any of the Transaction Documents.

Contributed Business Proprietary Assets shall mean the Contributing Stockholder Proprietary Assets which are (1) included in the Contributed Assets or (2) required for the Contributing Stockholder’s performance of its obligations under any of the Transactional Agreements.

Contributing Stockholder Contract.    “Contributing Stockholder Contract” shall mean any Contract: (a) to which the Contributing Stockholder is a party; (b) by which the Contributing Stockholder or any of its assets is or may become bound or under which the Contributing Stockholder has, or may become subject to, any obligation; or (c) under which the Contributing Stockholder has or may acquire any right or interest.

Contributing Stockholder Disclosure Schedule.    “Contributing Stockholder Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of the Contributing Stockholder, a copy of which is attached to the Agreement and incorporated in the Agreement by reference, it being expressly understood that each of Exhibit B-1 and Exhibit B-2 shall be deemed part of the Contributing Stockholder Disclosure Schedule.

Contributing Stockholder Employee Benefit Plans.    “Contributing Stockholder Employee Benefit Plans” shall mean all Employee Benefit Plans listed or required to be listed on Part 2.20 of the Contributing Stockholder Disclosure Schedule.

Contributing Stockholder Indemnitees.    “Contributing Stockholder Indemnitees” shall mean the following Persons: (a) the Contributing Stockholder; (b) the Contributing Stockholder’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Contributing Stockholder Proprietary Asset.    “Contributing Stockholder Proprietary Asset” shall mean any Proprietary Asset owned by or licensed to the Contributing Stockholder or otherwise used by the Contributing Stockholder.

Conversion Shares.    “Conversion Shares” shall mean the shares of Class B Common Stock issuable upon conversion of the Shares and shares of Class A Common Stock issuable upon conversion of the Class B Common Stock.

Copyright.    “Copyright” shall mean any registered or unregistered copyright in both published and unpublished works, any rights in maskwork and any application for any of the foregoing.

Damages.    “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Direct Claim Products.    “Direct Claim Products” shall mean software products sold by the Contributing Stockholder that enable the purchaser to transmit claims directly to (i) a Payor; or (ii) a vendor to whom a Payor has outsourced the function of receiving claims on behalf of such Payor; or (iii) a fiscal intermediary for Medicare or Medicaid; so long as the Contributing Stockholder or an NDC POMIS is not serving as a connectivity switch, hub, or clearinghouse for any transaction listed on Exhibit E, and further provided that the Contributing Stockholder derives no transaction-based revenues related to transactions submitted through or originating from any Direct Claim Product. Direct Claim Products may also include the functionality to receive and post electronic remittance advice directly from Payors or their intermediaries.

Employee Benefit Plan.    “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance.    “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Laws.    “Environmental Laws” shall mean any federal, state and local laws, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, now or hereafter in effect relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water and land), health, safety and land use matters, including laws relating to emissions, discharges, releases or threatened releases of pollutants, Hazardous Materials, chemicals or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, Hazardous Materials, chemicals or industrial, toxic or hazardous substances or wastes.

Equity Consideration.    “Equity Consideration” shall mean the Shares.

Equity Securities.    “Equity Securities” shall mean the Shares and the Conversion Shares.

ERISA.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.    “ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with any of the Specified Entities under Section 414 of the Code.

Founders.    “Founders” shall mean each of Aetna U.S. Healthcare, Inc., CIGNA Health Corporation, Health Net, Inc. (formerly Foundation Health Systems, Inc.), Oxford Health Plans, Inc., Anthem Insurance Companies, Inc., PacifiCare Health Systems, Inc. and WellPoint Health Networks, Inc.

GAAP.    “GAAP” shall mean generally accepted accounting principles consistently applied over the relevant period.

Governmental Authorization.    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, except for any local business license for the conduct of business in the Ordinary Course of Business; or (b) right of a Governmental Body under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material.    “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any Environmental Law (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Environmental Law; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

HIPAA.    “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

Hospital.    “Hospital” shall mean any healthcare facility within the United States of America, and its territories and possessions (and/or each parent company of the foregoing, or the contracting entity of the foregoing, but solely insofar as such contracting entity’s contracts cover services to a hospital), that: (i) is licensed as a hospital under applicable law; and, (ii) provides in-patient services (and, in addition, may provide out-patient services) to patients as a routine component of such facility’s overall service offering.

Hospital Marketing Agreement.    “Hospital Marketing Agreement” shall mean the Hospital Marketing Agreement between the Company and the Contributing Stockholder substantially in the form of Exhibit J-2.

Indemnitees.    “Indemnitees” shall mean the Contributing Stockholder Indemnitees and the Company Indemnitees.

Individually and in the aggregate.    “individually and in the aggregate” when used in this Agreement with respect to representations and warranties shall mean individually, in the case of a given representation or warranty, and in the aggregate, with respect to all representations or warranties contained in this Agreement without regard to any headings, sections or subsections.

Knowledge.    An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)  such individual is actually aware of such fact or other matter; or

(b)  a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation based on the records kept in the ordinary course of business within the area of his or her function and responsibility.

Each of the Company or the Contributing Stockholder shall be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: (i) in the case of the Contributing Stockholder, Walter Hoff, Randy Hutto, James Campbell, David Turner, Robert Strickland, Robert Engel, Steve Owens, Roy Price, Carol Arms only to the extent of Section 2.4, Beverly Coleman only to the extent of Sections 2.19 and 2.20, Patricia Wilson and Jim Dicello, and (ii) in the case of the Company, David Cox, John Fessler, Pierre Towns, Tim Rich and Lee Root.

Legal Requirement.    “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.    “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Marketing Agreements.    “Marketing Agreements” shall mean the Physician Services Reseller Agreement and the Hospital Marketing Agreement.

NDC POMIS.    “NDC POMIS” shall mean a physician office management information system that is now or in the future offered, sold, or marketed by the Contributing Stockholder to provide practice management functions (whether turnkey, timeshared, Internet-based, Application Service Provider (“ASP”)-based, or otherwise). As of the Effective Time, the following are the NDC POMIS offerings: Lytec, Medisoft, and Concept Practice Management.

NDC POMIS Customer.    “NDC POMIS Customer” shall mean any active user of any NDC POMIS that is (i) under contract with the Contributing Stockholder as a POMIS customer as of the Effective Time; or, (ii) becomes under contract with the Contributing Stockholder as an NDC POMIS Customer subsequent to the Effective Time, including, without limitation, any pre-existing customer of any POMIS that becomes an NDC POMIS after the Effective Time, provided that such pre-existing customer shall not become an NDC POMIS Customer until such POMIS becomes an NDC POMIS.

Norcross Property.    “Norcross Property” shall mean the real property in Norcross, Georgia subject to the Sublease.

Order.    “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business.  An action taken by or on behalf of the Contributing Stockholder shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)  such action is recurring in nature, is consistent with the past practices of the Contributing Stockholder in the conduct of the Contributed Business or is taken in the ordinary course of the normal day-to-day operations of the Contributed Business; and

(b)  such action is not required to be authorized by the shareholders of the Contributing Stockholder.

Other Properties.    “Other Properties” shall mean the real properties in Virginia and Texas leased by the Contributing Stockholder pursuant to the real property leases included in the Contributed Assets.

Outsourcing Agreements.    “Outsourcing Agreements” shall mean the MASS REVs Support Service Agreement substantially in the form of Exhibit I-1, the Tandem Outsourcing Agreement substantially in the form of Exhibit I-2, and the Stratus Outsourcing Agreement substantially in the form of Exhibit I-3.

Patent.    “Patent” shall mean any patent or patent application.

Payor.    “Payor” shall mean any of the following entities located in the United States of America, and its territories and possessions: (i) any health maintenance organization, health insurance carrier, or other commercial payor of health care expenses; or, (ii) any Medicare, Medicaid and BlueCross/Blue Shield entity.

Permitted Encumbrance.    “Permitted Encumbrance” shall mean (i) any easement of record affecting real property that does not adversely affect the full enjoyment of such real property for the purpose of which it is currently used by the Contributing Stockholder, (ii) any Encumbrance for Taxes not yet due and payable to the extent such Taxes are an Excluded Liability, and (iii) any Encumbrance with respect to leased equipment that exists under the express terms of any equipment lease included in the Contributed Assets.

Person.    “Person” shall mean any individual, Entity or Governmental Body.

Physician.    “Physician” means any person, or group of persons (including, without limitation, clinics), providing healthcare services to individuals in the United States of America, and its territories and possessions and is: (i) licensed as a physician, or whose partners, members, or professional employees are licensed as physicians, under applicable law; or, (ii) working as a physician extender, physician assistant, nurse or nurse extender. Physician does not include any such person, group, or clinic whose claims are submitted by a Hospital.

Physician Services Reseller Agreement.    “Physician Services Reseller Agreement” shall mean the Office-Based Physician Services Reseller Agreement between the Company and the Contributing Stockholder substantially in the form of Exhibit J-1.

POMIS.    “POMIS” shall mean a physician office management information system.

Pre-Closing Period.    “Pre-Closing Period” shall mean the period from the date of the Agreement through the Effective Time.

Proceeding.    “Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Promissory Note.    “Promissory Note” shall mean an unsecured promissory note for the principal amount of $2.3 million substantially in the form of Annex 6.

Proprietary Asset.    “Proprietary Asset” shall mean any Patent, Trademark, Copyright, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

Registration Rights Agreement.    “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the Closing Date between the Company and the Founders in substantially the form of Annex 1.

Related Agreements.    “Related Agreements” shall mean the Stockholders Agreement, the Voting Agreement, the Registration Rights Agreement and the Series A Preferred Stock Purchase Agreement.

Related Party.    Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer, director or 50% partner of the Contributing Stockholder; (b) each member of the immediate family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Contributing Stockholder) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Replacement Cost.    “Replacement Cost” shall mean, with respect to any Asset or service, the amount of Damages associated with replacing the use and functionality of such Asset or service in the Contributed Business as operated by the Company after the Effective Time; provided, however, that if the expense incurred historically by the Contributing Stockholder to maintain any Asset or service on an annual basis (excluding any amortization or depreciation expense) as reflected in the Contributed Business Pro Forma Financial Statements is an Assumed Liability, then the amount of Damages associated with replacing the use and functionality of such Asset or service will be reduced by the amount of such expense.

Representatives.    “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Restricted Names.    “Restricted Names” shall mean StatLink and EDILink and derivations or variations thereof.

Securities Act.    “Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

Series A Preferred Stock Financing.    “Series A Preferred Stock Financing” shall mean the issuance of Series A Preferred Stock with an aggregate purchase price of at least $70 million,

including the conversion of bridge notes issued to the Founders, it being understood, that $10 million of the aggregate purchase price may be paid by one of the Founders within 60 days after the Closing Date.

Series A Preferred Stock Purchase Agreement.    “Series A Preferred Stock Purchase Agreement” shall mean that certain Amended and Restated Series A Preferred Stock Purchase Agreement, dated as of the Closing Date, between the Company, the Founders and the Contributing Stockholder in substantially the form of Annex 2.

Shares.    “Shares” means the number of shares of Series A Preferred Stock to be issued to the Contributing Stockholder hereunder, representing 17.9% of the Series A Preferred Stock of the Company issued and outstanding as of the Effective Time, after taking into account the issuance of shares of Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement and the conversion of bridge notes issued to the Founders.

Software License Agreement.    “Software License Agreement” shall mean the Software License Agreement substantially in the form of Exhibit L.

Statement Processing Services Agreement.    “Statement Processing Services Agreement” shall mean the Statement Processing Services Agreement between the Company and the Contributing Stockholder substantially in the form of Exhibit H-3.

Stockholders’ Agreement.    “Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of the Closing Date between the Company, the Contributing Stockholder and the Founders in substantially the form of Annex 3.

Sublease.    “Sublease” shall mean the sublease for the Norcross facility substantially in the form of Exhibit K.

Subsidiary.    “Subsidiary” shall mean with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or to direct the management and policies of such Person, (b) which is required to be consolidated with such Person under GAAP, (c) which is required to be accounted for by such Person under the equity method of accounting under GAAP, or (d) with whom such Person is engaged in a 50/50 joint venture, partnership or similar enterprise.

Tax.    “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.    “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trade Secrets.    “Trade Secrets” shall mean the “trade secrets” of a Party as defined under applicable Legal Requirements, including, without limitation, such Party’s business processes and know-how.

Transactional Agreements.    “Transactional Agreements” shall mean: (a) this Agreement; (b) the Transition Services Agreement; (c) the Sublease; (d) the Assumption Agreement, (e) the Outsourcing Agreements, (f) the Company Transition Services Agreement, (g) the Software License Agreement, (h) the Statement Processing Services Agreement and (i) the transfer documents contemplated by Section 1.4(b)(i).

Trademarks.    “Trademarks” shall mean all assumed fictitious business names, trade names, registered and unregistered trademarks (whether or not related to a published work), registered or unregistered service marks and applications for any of the foregoing.

Transactions.    “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the contribution of the Contributed Assets by the Contributing Stockholder to the Company in accordance with the Agreement and the issuance to the Contributing Stockholder of the Equity Consideration and the Promissory Note; (ii) the assumption of the Assumed Liabilities by the Company pursuant to the Assumption Agreement; and (iii) the performance by the Contributing Stockholder and the Company of their respective obligations under the Transactional Agreements, and the exercise by the Contributing Stockholder and the Company of their respective rights under the Transactional Agreements.

Transferred Employees.    “Transferred Employees” shall mean all Business Employees who have accepted, and not since revoked, employment with the Company as of the Effective Time.

Transition Services Agreement.    “Transition Services Agreement” shall mean the Transition Services Agreement between the Company and the Contributing Stockholder substantially in the form of Exhibit H-1.

Company Transition Services Agreement.    “Company Transition Services Agreement” shall mean the Company Transition Services Agreement between the Company and the Contributing Stockholder substantially in the form of Exhibit H-2.

Vendor.    “Vendor” shall mean those parties to the Contributed Business Contracts listed on Schedule 1.1(a)-6 “Vendor and Alliance Agreements.”

Voting Agreement.    “Voting Agreement” shall mean that certain Voting Agreement, dated as of the Closing Date among the Founders and the Contributing Stockholder in substantially the form of Annex 4.

Written.    “written,” when used in this Agreement with respect to any notice, shall mean any written communication, including e-mail, facsimile or other communication reduced to writing in any medium.

Each of the following terms is defined in the respective section of this Agreement:

Defined Term	Section
Agreement	Preamble
Action Notice	9.8(e)
Assumption Agreement	1.2(a)
Assumed Liabilities	1.2(b)
Burdensome Conditions	5.1(c)
Business Employee	2.19(a)
Claim Notice	9.1(c)
Class A Common Stock	3.2
Class B Common Stock	3.2
Closing	1.4(a)
Closing Date	1.4(a)
COBRA	2.20(g)
Common Stock	3.2
Company	Preamble
Company Contract	3.14
Company Financial Statements	3.7(a)
Competing Transaction	5.3
Contributed Assets	1.1(a)
Contributed Business Pro-Forma Financial Statements	2.4
Contributing Stockholder	Preamble
Contributing Stockholder Indemnity Cap	9.2(c)
Decline Notice	9.8(e)
Disclosure Schedule Update	5.10(a)
Excluded Assets	1.1(b)
Effective Time	1.4(a)
Employee Benefit Plan Liabilities	2.20(e)
Equitable Adverse Claim	9.5(b)
Grandfathered Holdings	5.4(c)
HSR Act	5.1(b)
Mitigating Service Period	9.8(b)
Monetary Adverse Claim	9.5(a)
Permitted Holdings	5.4(c)
Physician	5.4

Defined Term	Section
P&L Liability	9.10(b)
Replacement Asset	9.8(c)
Replacement Cost Demand	9.7(c)
Report	2.7(b)
Restricted Business	5.4
Review Period	9.8(e)
Series A Preferred Stock	3.2
Substitute Arrangement	9.8(d)
Substitute Service	9.8(b)
Survival Period	9.1(b)
Termination Date	8.1(c)
Transition Business Employee	2.19(i)
WARN Act	2.19(g)